Exhibit 10.2

SHIPBUILDING CONTRACT

FOR

THE CONSTRUCTION OF

ONE (1) 158,000 DWT CLASS CRUDE OIL CARRIER

HULL NO.2300

BETWEEN

SUEZ TOPAZ LIMITED

(AS BUYER)

AND

HYUNDAI HEAVY INDUSTRIES CO. LTD

(AS BUILDER)

SHIPBUILDING CONTRACT

THIS CONTRACT is made on this 2nd day of June, 2008 by and between SUEZ TOPAZ LIMITED (hereinafter called the “BUYER”), a corporation incorporated and existing under the laws of The Republic of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960, the party of the first part and HYUNDAI HEAVY INDUSTRIES CO., LTD., a company organized and existing under the laws of the Republic of Korea, having its registered office at 1, Jeonha-Dong, Dong-Gu, Ulsan, Korea (hereinafter called the “BUILDER”), the party of the second part,

WITNESSETH:

In consideration of the mutual covenants contained herein, the BUILDER agrees to design, build, launch, equip, test and complete one (1) 158,000 DWT Class Crude Oil Carrier as described in Article I hereof (hereinafter called the “VESSEL”) at the BUILDER’S shipyard in Gunsan, Korea (hereinafter called the “SHIPYARD”) and to deliver and sell the VESSEL to the BUYER, and the BUYER agrees to accept delivery of and purchase from the BUILDER the VESSEL, according to the terms and conditions hereinafter set forth.

(End of Preamble)

ARTICLE I:     DESCRIPTION AND CLASS

1          DESCRIPTION

The VESSEL shall have the BUILDER’S Hull No. 2300 and shall be designed, constructed, equipped, launched, tested and completed in accordance with the provisions of this Contract and the specifications No. COOB158-FS-P1 dated 7 May 2008 as amended by the BUILDER’S Reply/Clarifications to BUYER’S comments ref. no.COOB158-01-R2 dated 31 May 2008 and the general arrangement plan No.IG-7000-201 dated 30 May 2008 (hereinafter called the “SPECIFICATIONS and the PLAN”) signed on the cover page and initialled on each page by both parties, which shall constitute an integral part of the CONTRACT although not attached hereto.

The SPECIFICATIONS and the PLAN are intended to explain each other and anything shown on the PLAN and not stipulated in the SPECIFICATIONS or anything stipulated in the SPECIFICATIONS and not shown on the PLAN shall be deemed and considered as if included in both. Should there be any inconsistencies or contradictions between the SPECIFICATIONS and the PLAN, the SPECIFICATIONS shall prevail. Subject to the provisions of Article 1.4 hereof should there be any inconsistencies or contradictions between this CONTRACT and the SPECIFICATIONS and the PLAN this CONTRACT shall prevail.

2          BASIC DIMENSIONS AND PRINCIPAL PARTICULARS OF THE VESSEL

(a)	The basic dimensions and principal particulars of the VESSEL shall be:

	Length, overall	Maximum	274.00 metres

	Length, between perpendiculars		264.00 metres

	Breath, moulded		48.00 metres

	Depth to Upper Deck, moulded		23.10 metres

	Scantling draft, moulded, in seawater of specific gravity of 1.025		17.15 metres

	Deadweight on the above moulded scantling draft of 17.15 metres		158,460 M/T (the “GUARANTEED DEADWEIGHT”)

	Main propelling machinery		Hyundai BMW 6S70MC-C8

	MCR:	19,620 kW	x 91.0 RPM

	NCR:	17,658 kW	x 87.9 RPM

	Service speed at 16 metres design draft at the condition of clean bottom and in calm and deep sea with main engine developing a NCR of 17,658 kW with fifteen per cent (15%) sea margin		16 KNOTS (the “GUARANTEED SPEED”)

Specific Fuel consumption of the main engine applying I.S.O. reference conditions to the result of official shop test at a MCR of 19,620 kW using marine diesel oil having lower calorific value of 42,700 kJ/kg.

169g/kW.h (the “GUARANTEED FUEL CONSUMPTION”)

The details of the above particulars as well as the definitions and method of measurements and calculations are as provided in the SPECIFICATIONS.

(b)           The dimensions may be slightly modified by the BUILDER, who also reserves the right to make changes to the SPECIFICATIONS and the PLAN if found necessary to suit the local conditions and facilities of the SHIPYARD, the availability of materials and equipment, the introduction of improved production methods or otherwise, subject in each case to the approval of the BUYER.

3          CLASSIFICATION, RULES AND REGULATIONS

(a)           The VESSEL shall be built in compliance with the current rules and regulations of Lloyds Registry, or such other Classification Society as may be nominated by the BUYER by 30 September 2008 (hereinafter called the “CLASSIFICATION SOCIETY”). The expression current rules and regulations shall mean those in effect as of the date of execution of this CONTRACT by all parties hereto (which shall be deemed to include rules and regulations adopted and ratified as of the date of this CONTRACT having a mandatory application date, adopted at the time of execution of this CONTRACT, falling after the date hereof but before 31 December 2010 to be classed and registered as “+100A1, Double Hull Oil Tanker CSR, ESP, ShipRight (CM, ACS(B)), LI, *IWS, SPM, +LMC, UMS, IGS, with descriptive notes Pt.Ht, ShipRight (BWMP(s), SCM), COW, ETA, NAV1, EP” and also to comply with the rules and regulations, in force as of the date of this CONTRACT, and requirements described in the SPECIFICATIONS, in effect as of the date of execution of this CONTRACT by all parties hereto (which shall be deemed to include rules and regulations adopted and ratified as of the date of this CONTRACT having a mandatory application date, adopted at the time of execution of this CONTRACT falling after the date hereof but before 31 December 2010.

(b)           The BUILDER shall arrange with the CLASSIFICATION SOCIETY for the assignment by the CLASSIFICATION SOCIETY of representative(s) to the VESSEL during construction. All fees and charges incidental to the classification of the VESSEL in compliance with the above specified rules, regulations and requirements of this CONTRACT shall be for the account of the BUILDER.

(c)           The decision of the CLASSIFICATION SOCIETY as to whether the VESSEL complies with the rules and regulations of the CLASSIFICATION SOCIETY shall be final and binding upon the BUILDER and the BUYER.

(d)           The BUILDER shall disclose to the BUYER at their request correspondence related to the VESSEL’S hull key plans exchanged between the BUILDER and the CLASSIFICATION SOCIETY during the initial design stage. It is understood that the disclosure is for BUYER’s information only and that the BUYER does not have the right to interfere or comment with respect to the disclosed correspondence between the BUILDER and the CLASSIFICATION SOCIETY, so as that said disclosure will be for information purposes only.

4          SUBCONTRACTING

The BUILDER may sub-contract in accordance with the SPECIFICATIONS without the BUYER’S prior written approval always provided that:

(i)            The BUILDER shall not sub-contract any part of the VESSEL or the construction work to contractors outside Korea; and

(ii)           The pre-erection and final erection of the VESSEL shall not take place outside the Shipyard except for the accommodation block, bulbous bow, engine casing and stern frame, which may be erected without pre-erection at the Shipyard according to the BUILDER’S practice.

The BUILDER may with the prior written approval of the BUYER sub-contract any other part of the VESSEL or of the construction work.

Whenever the BUILDER sub-contracts any part of the VESSEL or the construction work the BUILDER shall remain fully responsible for the product of the works and the performance of the VESSEL

5          REGISTRATION OF THE VESSEL

The VESSEL shall be registered by the BUYER at its own cost and expense under the laws of The Republic of the Marshall Islands at its home port of Majuro at the time of its delivery and acceptance hereunder.

(End of Article)

ARTICLE II:     CONTRACT PRICE

The contract price of the VESSEL delivered to the BUYER at the SHIPYARD shall be United States Dollars Ninety Two Million and Two Hundred Thousand (US$92,200,000) (hereinafter called the “CONTRACT PRICE”) which shall be paid plus any increases or less any decreases due to adjustment or modifications, if any, as set forth in this CONTRACT. The above CONTRACT PRICE shall include payment for services in the inspection, tests, survey and classification of the VESSEL which will be rendered by the CLASSIFICATION SOCIETY and shall not include the cost of the BUYER’s SUPPLIES as stipulated in Article XII, but shall include the cost of storing, safekeeping, handling and installing the BUYER’s SUPPLIES as per Article XII.

The CONTRACT PRICE also includes all costs and expenses for supplying all necessary drawings as stipulated in the SPECIFICATIONS except those to be furnished by the BUYER for the VESSEL in accordance with the SPECIFICATIONS.

(End of Article)

ARTICLE III:     ADJUSTMENT OF THE CONTRACT PRICE

The CONTRACT PRICE of the VESSEL shall be adjusted as hereinafter set forth in the event of the following contingencies. It is hereby understood by both parties that any adjustment of the CONTRACT PRICE as provided for in this Article is by way of liquidated damages and not by way of penalty.

1           DELAYED DELIVERY

(a)     No adjustment shall be made and the CONTRACT PRICE shall remain unchanged for the first thirty (30) days of delay in delivery of the VESSEL (ending as of 12 o’clock midnight Korean Standard Time on the thirtieth (30th) day of delay) beyond the Delivery Date calculated as provided in Article VII.1 hereof.

(b)    If the delivery of the VESSEL is delayed more than thirty (30) days beyond the date upon which the delivery is due from the BUILDER under the terms of this CONTRACT, then, beginning at midnight of the thirtieth (30th) day after such due date, the CONTRACT PRICE of the VESSEL shall be reduced by U.S. Dollars Twenty Five Thousand (US$25,000) for each full day of delay.

However, unless the parties agree otherwise, the total amount of deduction from the CONTRACT PRICE shall not exceed the amount due to cover the delay of one hundred and eighty (180) days after thirty (30) days of the delay in delivery of the VESSEL at the rate of deduction as specified hereinabove.

(c)     But if the delay in delivery of the VESSEL continues for a period of more than two hundred and ten (210) days beyond the date upon which the delivery is due from the BUILDER under the terms of this CONTRACT then, in such event and after such period has expired, the BUYER may, at its option, cancel this CONTRACT by serving upon the BUILDER a notice of cancellation by facsimile to be confirmed by a registered letter via airmail or courier directed to the BUILDER at the address given in this CONTRACT. Such cancellation shall be effective as of the date the notice thereof is received by the BUILDER. If the BUYER has not served the notice of cancellation after the aforementioned two hundred and ten (210) days delay in delivery, the BUILDER may demand the BUYER to make an election in accordance with Article VIII.3 hereof.

(d)    For the purpose of this Article, the delivery of the VESSEL shall be deemed to be delayed when and if the VESSEL, after taking into full account extension of the Delivery Date or permissible delays as provided in Article V, VI, VIII, XI or elsewhere in this CONTRACT, is delivered beyond the date upon which delivery would then be due under the terms of this CONTRACT.

2           INSUFFICIENT SPEED

(a)    The CONTRACT PRICE of the VESSEL shall not be affected or changed, if the actual speed, as determined by trial runs more fully described in Article VI hereof, is less than the Guaranteed Speed provided such deficiency in actual speed is not more than three-tenth (3/10ths) of a knot below the Guaranteed Speed.

(b)    However, as for the deficiency of more than three-tenth (3/10ths) of a knot in actual speed below the Guaranteed Speed, the CONTRACT PRICE shall be reduced by U.S. Dollars One Hundred and Forty Thousand (US$140,000) for each full one-tenth (1/10th) of a knot in excess of the said three-tenth (3/10ths) of a knot of deficiency in speed (fractions of less than one-tenth (1/10th) of a knot shall be regarded as a full one-tenth (1/10th) of a knot). However, unless the parties agree otherwise, the total amount of reduction from the CONTRACT PRICE shall not exceed the amount due to cover the deficiency of eight-tenths (8/10ths) of one (1) full knot below the Guaranteed Speed at the rate of reduction as specified above.

(c)    If the deficiency in actual speed of the VESSEL is more than eight-tenths (8/10ths) of one (1) full knot below the Guaranteed Speed under this CONTRACT, then the BUYER, at its option, may, subject to the BUILDER’S right to effect alterations or corrections as provided in Article VI.5. hereof, cancel this CONTRACT or may accept the VESSEL at a reduction in the

CONTRACT PRICE as above provided for eight-tenths 8/10ths) of one (1) full knot of deficiency only.

3           EXCESSIVE FUEL CONSUMPTION

(a)    The CONTRACT PRICE shall not be affected or changed by reason of the fuel consumption of the VESSEL’S main engine, as determined by the engine manufacturer’s shop trial as per the SPECIFICATIONS being more than the Guaranteed Fuel Consumption of the VESSEL’S main engine, if such excess is not more than five per cent (5%) over the Guaranteed Fuel Consumption.

(b)    However, as for the excess of more than five per cent (5%) in the actual fuel consumption over the Guaranteed Fuel Consumption of the VESSEL’S main engine, the CONTRACT PRICE shall be reduced by U.S. Dollars One Hundred and Forty Five Thousand (U.S.$145,000) for each full one per cent (1%) increase in fuel consumption in excess of the said five per cent (5%) increase in fuel consumption (fractions of less than one per cent (1%) shall be regarded as a full one per cent (1%)). However, unless the parties agree otherwise, the total amount of reduction from the CONTRACT PRICE shall not exceed the amount due to cover the excess of eight percent (8%) over the Guaranteed Fuel Consumption of the VESSEL’S main engine at the rate of reduction as specified above.

(c)    If such actual fuel consumption exceeds the Guaranteed Fuel Consumption of the VESSEL’S main engine by more than eight per cent (8%), the BUYER, at its option, may, subject to the BUILDER’S right to effect alterations or corrections as specified in Article VI.5. hereof, cancel this CONTRACT or may accept the VESSEL at a reduction in the CONTRACT PRICE as above provided for the eight per cent (8%) increase only.

4           DEADWEIGHT BELOW CONTRACT REQUIREMENTS

(a)    The CONTRACT PRICE of the VESSEL shall not be affected or changed if the actual deadweight determined as provided in this CONTRACT and the SPECIFICATIONS is below the Guaranteed Deadweight by an amount of one thousand four hundred metric tons (1,400m.t.) or less. However, should the deficiency in the actual deadweight of the VESSEL be more than one thousand four hundred metric tons (1,400m.t.) below the Guaranteed Deadweight, then the CONTRACT PRICE of the VESSEL shall be reduced for each full one (1) metric ton (fractions of less than one (1) metric ton shall be disregarded) of decreased deadweight in excess of one thousand four hundred metric tons (1,400m.t.) by the sum of U.S. Dollars One Thousand (US$1,000) per metric ton.

However, unless the parties agree otherwise, the total amount of deduction from the CONTRACT PRICE shall not exceed the amount due to cover the deficiency of two thousand six hundred metric tons (2,600m.t.) below the Guaranteed Deadweight hereinabove.

(b)    If the deficiency in the deadweight of the VESSEL is more than two thousand six hundred metric tons (2,600 m.t.) below the Guaranteed Deadweight, then the BUYER, at its option, either cancel this CONTRACT or accept the VESSEL at a reduction in the CONTRACT PRICE as above provided for one thousand two hundred metric tons (1,200m.t.) of deficiency only.

5           EFFECT OF CANCELLATION

It is expressly understood and agreed by the parties hereto that in any case, if the BUYER cancels this CONTRACT under this Article, the BUYER shall not be entitled to any liquidated damages.

6           CUMULATIVE EFFECT OF LIQUIDATED DAMAGES

The liquidated damages payable under this Article are cumulative and not exclusive.

(End of Article)

ARTICLE IV:     INSPECTION AND APPROVAL

1          APPOINTMENT OF BUYER’S REPRESENTATIVE

The BUYER shall despatch to and maintain at the SHIPYARD, at its own cost, expense and risk, one or more representatives (hereinafter each called the “BUYER’S REPRESENTATIVE”), who shall be duly accredited in writing by the BUYER to supervise adequately the construction by the BUILDER of the VESSEL, her equipment and all accessories. Before the commencement of any item of work under this CONTRACT, the BUILDER shall previously exhibit, furnish to, and, within the limits of the BUYER’S REPRESENTATIVE’S authority, secure the approval from, the BUYER’S REPRESENTATIVE of any and all plans and drawings prepared in connection therewith. Upon appointment of the BUYER’S REPRESENTATIVE, the BUYER shall notify the BUILDER in writing of the name and the scope of the authority of the BUYER’S REPRESENTATIVE.

2          AUTHORITY OF THE BUYER’S REPRESENTATIVE

Such BUYER’S REPRESENTATIVE shall, at all times during working hours of the construction and until delivery and acceptance of the VESSEL, have the right to inspect the VESSEL, her equipment and all accessories, and work in progress, or materials utilized in connection with the construction of the VESSEL, wherever such work is being done or such materials are stored, for the purpose of determining that the VESSEL, her equipment and accessories are being constructed in accordance with the terms of this CONTRACT and/or the SPECIFICATIONS and the PLAN.

The BUILDER will endeavour to arrange for the inspection by the BUYER’s REPRESENTATIVE during working hours of the BUILDER. However, such inspection will take place within the BUILDER’S normal working hours (0800 to 1800) including weekends and/or holiday if this is considered necessary by the BUILDER in order to meet the BUILDER’S construction schedule, on the condition that the BUILDER will inform the BUYER’s REPRESENTATIVE at least two (2) days in advance of such inspection.

The BUYER’s REPRESENTATIVE shall have the right to attend all tests and inspections performed at the BUILDER’S and/or any sub-contractor’s, manufacturer’s, supplier’s or vendor’s facility. The BUILDER shall, notify the BUYER reasonably in advance in writing of the time and place of inspections and tests required under the CONTRACT and SPECIFICATIONS, and the BUILDER shall make every effort to avoid overlapping between any such inspections and tests. All inspections and tests shall be performed at the BUILDER’S cost and expense, but the BUYER shall bear all costs and expenses relating to the attendance of such inspections and tests by the BUYER’s REPRESENTATIVE.

The BUYER’S REPRESENTATIVE shall, within the limits of the authority conferred upon him by the BUYER, make decisions or give advice to the BUILDER on behalf of the BUYER promptly on all problems arising out of, or in connection with, the construction of the VESSEL and generally act in a reasonable manner with a view to co-operating to the utmost with the BUILDER in the construction process of the VESSEL.

The decision, approval or advice of the BUYER’S REPRESENTATIVE shall be deemed to have been given by the BUYER and once given shall not be withdrawn, revoked or modified except with the consent of the BUILDER. The BUYER’S REPRESENTATIVE shall notify the BUILDER promptly in writing of his discovery of any construction or materials, which he believes do not or will not conform to the requirements of the CONTRACT and the SPECIFICATIONS and the PLAN and likewise advise and consult with the BUILDER on all matters pertaining to the construction of the VESSEL as may be required by the BUILDER or as he may deem necessary.

However, if the BUYER’S REPRESENTATIVE fails to submit to the BUILDER without delay any such demand concerning alterations or changes with respect to the construction, arrangement or outfitting of the VESSEL, which the BUYER’S REPRESENTATIVE has examined, inspected or attended at the test thereof under this CONTRACT or the SPECIFICATIONS, the BUYER’S REPRESENTATIVE shall be deemed to have approved the same and shall be precluded from making any demand for alterations, changes, or complaints with respect thereto at a later date.

The BUILDER shall comply with any such demand which is not contradictory to this CONTRACT and the SPECIFICATIONS and the PLAN, provided that any and all such demands by the BUYER’S REPRESENTATIVE with regard to construction, arrangement and outfitting of the VESSEL shall be submitted in writing to the authorised representative of the BUILDER. The BUILDER shall notify the

BUYER’S REPRESENTATIVE of the names of the persons who are from time to time authorised by the BUILDER for this purpose.

It is agreed upon between the BUYER and the BUILDER that the modifications, alterations or changes and other measures necessary to comply with such demand may be effected at a convenient time and place at the BUILDER’S reasonable discretion in view of the construction schedule of the VESSEL.

In the event that the BUYER’S REPRESENTATIVE shall advise the BUILDER that he has discovered, or believes, that the construction or materials do not or will not conform to the requirements of this CONTRACT and the SPECIFICATIONS and the PLAN the BUILDER shall not agree with the views of the BUYER’S REPRESENTATIVE in such respect, either the BUYER or the BUILDER may, with the agreement of the other party, seek an opinion of the CLASSIFICATION SOCIETY or failing such agreement, request an arbitration in accordance with the provisions of Article XIII hereof. The CLASSIFICATION SOCIETY or the arbitration tribunal, as the case may be, shall determine whether or not a non-conformity with the provisions of this CONTRACT, the SPECIFICATIONS and the PLAN exists. If the CLASSIFICATION SOCIETY or the arbitration tribunal, as the case may be, enters a determination in favour of the BUYER, then in such case the BUILDER shall make the necessary alterations or changes, or if such alterations or changes cannot be made in time to meet the construction schedule for the VESSEL, the BUILDER may make a fair and reasonable offer to adjust the CONTRACT PRICE in lieu of such alterations and changes which the BUYER may at its sole discretion agree to accept. If the CLASSIFICATION SOCIETY or the arbitration tribunal, as the case may be, enters a determination in favour of the BUILDER, then the time for delivery of the VESSEL shall be extended for the period of delay in construction, if any, occasioned by such proceedings, and the BUYER shall compensate the BUILDER for the proven loss and damages incurred by the BUILDER as a result of the dispute herein referred to.

3          APPROVAL OF DRAWINGS

(a)    The BUILDER shall submit to the BUYER three (3) copies of each of the plans and drawings to be submitted to the BUYER for its approval at its address as set forth in Article XVIII hereof. The BUYER shall, within seventeen (17) days after receipt thereof return to the BUILDER one (1) copy of such plans and drawings together with the approval or comments, if any, of the BUYER. The BUILDER shall advise the BUYER of its approval or rejection of the BUYER’s comments, if any, within seventeen (17) days of receipt thereof. A list of the plans and drawings to be so submitted to the BUYER and the order of submission thereof shall be mutually agreed upon between the parties hereto prior to any plan or drawing being submitted to the BUYER.

(b)    Provided that the plans and drawings have been submitted in the order agreed in subparagraph (a) above, in the event that the BUYER or the BUYER’S REPRESENTATIVE shall fail to return the plans and drawings to the BUILDER within the time limit as hereinabove provided, such plans and drawings shall be deemed to have been automatically approved without any comment. In the event that the BUILDER fails to advise the BUYER of the acceptance or rejection of any of the BUILDER’S comments within the time limit specified above, such comments shall be deemed as approved by the BUILDER. In the event the plans and drawings submitted by the BUILDER to the BUYER or the BUYER’S REPRESENTATIVE in accordance with this Article do not meet with the BUYER or the BUYER’S REPRESENTATIVE’S approval, the matter may be submitted by either party hereto for determination pursuant to Article XIII hereof. If the BUYER’s comments on the plans and drawings that are returned to the BUILDER by the BUYER within the said time limit are not clear or clearly specified or detailed, the BUILDER shall be entitled to place its own interpretation on such comments in implementing them, provided it has first asked the BUYER for a clear copy or for clarification and it has either not received such clear copy or clarification within three (3) business days from asking for the same or the clarification provided was incomprehensible.

For the avoidance of doubt, the BUILDER shall be solely responsible for all aspects of design, construction, workmanship and completion of the VESSEL in accordance with this CONTRACT and the SPECIFICATIONS. No liability which would otherwise be imposed on the BUILDER under this CONTRACT shall in any way be prejudiced or affected by the fact that it arises in relation to (i) any plan or drawing commented on or approved by the BUYER or the BUYER’s REPRESENTATIVE.

4                                SALARIES AND EXPENSES

All salaries and expenses of the BUYER’S REPRESENTATIVE or any other person or persons employed by the BUYER hereunder shall be for the BUYER’s account.

5                                RESPONSIBILITY OF THE BUILDER

(a)             The BUILDER shall provide the BUYER’S REPRESENTATIVE and his assistants free of charge with suitably furnished and adequate in size office space at, or in the immediate vicinity of, the SHIPYARD together with telephone, facsimile, computer and modem outlet and such other facilities as may be necessary to enable the BUYER’S REPRESENTATIVE and his assistants to carry out their work under this CONTRACT. However, the BUYER shall pay for the telephone or facsimile facilities used by the BUYER’S REPRESENTATIVE or his assistants.

With an ample prior notice by the BUYER, the BUILDER shall arrange suitable and convenient living quarters for the BUYER’s REPRESENTATIVES nearest possible to the Shipyard which living quarters shall be provided for the entire construction period, all at the BUYER’s expense.

The BUILDER shall assist the BUYER to arrange that the necessary visas, working permits and/or other documents that may be necessary for the BUYER’s REPRESENTATIVE to enter and remain and work in Korea will be issued in order on demand and without delay provided that the BUYER’s REPRESENTATIVE meets the requirements and laws of Korea.

The BUILDER, its employees, agents and sub-contractors, during its working hours until delivery and acceptance of the VESSEL, shall arrange for the BUYER’S REPRESENTATIVE to have free and ready access to the VESSEL, her equipment and accessories and to any other place (except the areas controlled for the purpose of national security) where work is being done or materials are being processed or stored in connection with the construction of the VESSEL including the premises of sub-contractors.

The BUYER’S REPRESENTATIVE or his assistants or employees shall observe the work rules and regulations and the guidances prevailing at the BUILDER’S and its sub-contractor’s premises as advised to the BUYER’S REPRESENTATIVE in writing in English. The BUILDER shall promptly provide to the BUYER’S REPRESENTATIVE and/or his assistants and shall ensure that its sub-contractors shall promptly provide all such information as he or they may reasonably request in connection with the construction of the VESSEL and her engines, equipment and machinery.

(b)            The BUYER’S REPRESENTATIVE and his assistants shall at all times remain the employees of the BUYER. The BUILDER shall not be liable to the BUYER or the BUYER’S REPRESENTATIVE or to his assistants or to the BUYER’S employees or agents for personal injuries, including death, during the time they, or any of them, are on the VESSEL or within the premises of either the BUILDER or its sub-contractors or are otherwise engaged in and about the construction of the VESSEL, unless, however, such personal injuries, including death, are caused by the gross negligence of the BUILDER, its sub-contractors, or its or their employees or agents. The BUILDER shall not be liable to the BUYER for damages to, or destruction of, property of the BUYER or of the BUYER’S REPRESENTATIVE or his assistants or the BUYER’S employees or agents, unless such damages, loss or destruction have been caused by the gross negligence of the BUILDER, its sub-contractors or its or their employees or agents.

The BUYER and the BUYER’S REPRESENTATIVE or their respective assistant(s) shall be under no liability whatsoever to the BUILDER, or to its employees, subcontractors or agents for personal injuries, including death to such employees, subcontractors or agents, during the time they or any of them are in the SHIPYARD or within the premises of the BUILDER or its subcontractors or are otherwise engaged in and upon the construction of the VESSEL unless, however, such personal injuries including death have been caused by the gross negligence of the BUYER and/or the BUYER’S REPRESENTATIVE or their respective assistant(s) while acting within the scope of their employment. Nor shall the BUYER and/or the BUYER’S REPRESENTATIVE or their respective assistant(s) be under any liability whatsoever to the BUILDER or to its employees, agents or subcontractors for damage to, loss or destruction of, property of the BUILDER’S employees, subcontractors or agents unless such damage, loss or destruction has been caused by the gross negligence of the BUYER and/or the BUYER’S

REPRESENTATIVE or their respective assistant(s) while acting within the scope of their employment.

6                                RESPONSIBILITY OF THE BUYER

The BUYER shall undertake and assure that the BUYER’S REPRESENTATIVE and his assistants shall carry out their duties hereunder in accordance with the normal shipbuilding practice and in such a way as to avoid any unnecessary increase in building cost, delay in the construction of the VESSEL, and/or any disturbance in the construction schedule of the BUILDER.

The BUILDER has the right to request the BUYER to replace any of the BUYER’S REPRESENTATIVE and/or his assistants who are deemed unsuitable and unsatisfactory for the proper progress of the VESSEL’S construction. The BUYER shall investigate the situation by sending its representative(s) to the SHIPYARD and if the BUYER considers that such BUILDER’S request is justified, the BUYER shall effect the replacement as soon as conveniently arrangeable.

(End of Article)

ARTICLE V:     MODIFICATIONS, CHANGES AND EXTRAS

1                                HOW EFFECTED

Modifications or changes to the SPECIFICATIONS and the PLAN under which the VESSEL is to be constructed may be made at any time hereafter by written agreement of the parties hereto. For the avoidance of doubt modifications required as a result of changes in Class Rules and Regulations shall be governed by Clause 3 of this Article. Any modification or change requested by the BUYER which does not affect the frame-work of the SPECIFICATIONS shall be agreed to by the BUILDER if the BUYER agrees to a reasonable adjustment of the CONTRACT PRICE, deadweight and/or cubic capacity, speed requirements, the Delivery Date and other terms and conditions of this CONTRACT reasonably required as a result of such modification or change. The BUILDER has the right to continue construction of the VESSEL on the basis of the SPECIFICATIONS and the PLAN until the BUYER has agreed to such adjustments. The BUILDER shall be entitled to refuse to make any alteration, change or modification of the SPECIFICATIONS and/or the PLAN requested by the BUYER, if the BUYER does not agree to the aforesaid adjustments within seven (7) days of the BUILDER’S notification of the same to the BUYER, or, if, in the BUILDER’S reasonable judgment, the compliance with such request of the BUYER would cause an unreasonable disruption of the normal working schedule of the SHIPYARD.

The BUILDER, however, agrees to exert reasonable efforts to accommodate such reasonable request by the BUYER so that the said change and modification shall be made at a reasonable cost and within the shortest period of time reasonably possible. The aforementioned agreement to modify and change the SPECIFICATIONS and the PLAN may be effected by exchange of letters or facsimiles manifesting the agreement.

The letters and facsimiles exchanged by the parties pursuant to the foregoing shall constitute an amendment to this CONTRACT and the SPECIFICATIONS or the PLAN under which the VESSEL shall be built. Upon consummation of such an agreement to modify and change the SPECIFICATIONS or the PLAN, the BUILDER shall alter the construction of the VESSEL in accordance therewith including any addition to, or deduction from, the work to be performed in connection with such construction.

2                                SUBSTITUTION OF MATERIAL

If, notwithstanding reasonable efforts on the part of the BUILDER, any materials, machinery or equipment required for the construction of the VESSEL by the SPECIFICATIONS and the PLAN or otherwise under this CONTRACT cannot be procured in time to meet the BUILDER’S construction schedule for the VESSEL or are in short supply (although ordered in due time by the BUILDER) or are unreasonably high in price compared with the prevailing international market price, the BUILDER may supply, at no cost to the BUYER and subject to the BUYER’S prior approval, other materials, machinery or equipment of equal quality and effect capable of meeting the requirements of the CLASSIFICATION SOCIETY and the rules, regulations and requirements with which the construction of the VESSEL must comply.

3                                CHANGES IN RULES AND REGULATIONS

If the specified rules and regulations with which the construction of the VESSEL is required to comply are altered or changed by the CLASSIFICATION SOCIETY or bodies authorised to make such alterations or changes, either the BUYER or the BUILDER, upon receipt of due notice thereof, shall forthwith give notice thereof to the other party in writing. Thereupon, within twenty (20) days after giving the notice to the BUILDER or receiving the notice from the BUILDER, the BUYER shall advise the BUILDER as to the alterations and changes, if any, to be made on the VESSEL which the BUYER, in its sole discretion, shall decide. The BUILDER shall not be obliged to comply with such alterations and/or changes if the BUYER fails to notify the BUILDER of its decision within the time limit stated above.

The BUILDER shall comply promptly with the said request of the BUYER, provided that the BUILDER and the BUYER shall first agree to:

(a)          any increase or decrease in the CONTRACT PRICE of the VESSEL that is occasioned by such compliance;

(b)         any extension or advancement in the Delivery Date of the VESSEL that is occasioned by such compliance;

(c)          any increase or decrease in the deadweight and/or cubic capacity of the VESSEL, if such compliance results in any increase or reduction in the deadweight and/or cubic capacity;

(d)         adjustment of the speed requirements if such compliance results in any increase or reduction in the speed; and

(e)          any other alterations in the terms of this CONTRACT or of the SPECIFICATIONS or the PLAN or both, if such compliance makes such alterations of the terms necessary.

Any delay in the construction of the VESSEL caused by the BUYER’S delay in making a decision as to the alterations and changes to be made to the SPECIFICATIONS or the PLAN as above shall constitute a permissible delay under this CONTRACT. The BUILDER, agrees to exert reasonable efforts to accommodate such request by the BUYER so that the said change and modification shall be made at a reasonable cost and within the shortest period of time reasonably possible. Such agreement by the BUYER shall be effected in the same manner as provided above for the modification and change of the SPECIFICATIONS and the PLAN.

(End of Article)

ARTICLE VI:     TRIALS AND COMPLETION

4                                NOTICE

The BUILDER shall notify the BUYER in writing or by facsimile at least fourteen (14) days in advance of the time and place of the trial run of the VESSEL. Such notice shall specify the place from which the VESSEL will commence her trial run and the approximate date upon which the trial run is expected to take place. Such date shall be further confirmed by the BUILDER five (5) days in advance of the trial run in writing or by facsimile.

The BUYER’S REPRESENTATIVE, who is to witness the performance of the VESSEL during such trial run, shall be present at such place on the date specified in such notice. Should the BUYER’S REPRESENTATIVE fail to be present after the BUILDER’S due notice to the BUYER as provided above, the BUILDER shall be entitled to conduct such trial run with the presence of the representative(s) of the CLASSIFICATION SOCIETY only without the BUYER’S REPRESENTATIVE being present. In such case the BUYER shall be obliged to accept the VESSEL on the basis of a certificate issued and signed by the BUILDER and the CLASSIFICATION SOCIETY that the VESSEL, after the trial run, subject to alterations and corrections, if necessary, has been found to conform with the SPECIFICATIONS and this CONTRACT and is satisfactory in all respects, provided the BUILDER first makes such corrections and alterations promptly.

5                                WEATHER CONDITIONS

In the event of unfavourable weather (as provided in the SPECIFICATIONS) on the date specified for the trial run, the trial run shall take place on the first available day that weather conditions permit. The parties hereto recognise that the weather conditions in Korean waters, in which the trial run is to take place, are such that great changes in weather may arise momentarily and without warning and therefore, it is agreed that if, during the trial run, the weather should become so unfavourable that the trial run cannot be continued, then the trial run shall be discontinued and postponed until the first favourable day next following, unless the BUYER shall assent to the acceptance of the VESSEL by notification in writing on the basis of such trial run so far made prior to such change in weather conditions. Any delay of the trial run caused by such unfavourable weather conditions shall also operate to extend the Delivery Date of the VESSEL for the period of delay occasioned by such unfavourable weather conditions.

6                                HOW CONDUCTED

All expenses in connection with the trials of the VESSEL are to be for the account of the BUILDER, which, during the trials, is to provide at its own expense the necessary crew to comply with conditions of safe navigation. The trials shall be conducted in the manner prescribed in this CONTRACT and the SPECIFICATIONS, and shall prove fulfillment of the performance requirements for the trials as set forth in the SPECIFICATIONS.

The BUILDER shall be entitled to conduct preliminary sea trials, during which the propulsion plant and/or its appurtenance shall be adjusted according to the BUILDER’S judgement. The BUILDER shall have the right to repeat any trial whatsoever as it deems necessary.

7                                CONSUMABLE STORES

The BUILDER shall load the VESSEL with the required quantity of fuel oil, lubricating oil and greases, fresh water and other stores necessary to conduct the trials as set forth in the SPECIFICATIONS. The necessary ballast (fuel oil, fresh water and such other ballast as may be required) to bring the VESSEL to the trial load draft, as specified in the SPECIFICATIONS, shall be supplied and paid for by the BUILDER whilst lubricating oil and greases shall be supplied and paid for by the BUYER within the time advised by the BUILDER for the conduct of sea trials as well as for use before the delivery of the VESSEL to the BUYER. The fuel oil as well as lubricating oil and greases shall be in accordance with the engine specifications and the BUYER shall decide and advise the BUILDER of the supplier’s name for lubricating oil and greases before the work commencement of the VESSEL, provided that the supplier shall be acceptable to the BUILDER and/or the makers of all the relevant machineries.

Any fuel oil, fresh water or other consumable stores furnished and paid for by the BUILDER for trial runs remaining on board the VESSEL at the time of acceptance of the VESSEL by the BUYER shall be bought by the BUYER from the BUILDER at the BUILDER’S net purchase price for such supply in Korea and payment by the BUYER thereof shall be made at the time of delivery of the VESSEL. The BUILDER shall pay the BUYER at the time of delivery of the VESSEL for the consumed quantity of any lubricating oil and greases which were furnished and paid for by the BUYER at the BUYER’S net purchase price thereof. The consumed quantity of lubricating oils and greases shall be calculated on the basis of the difference between the remaining amount, including the same remaining in the main engine, other machinery and their pipes, stern tube and the like, and the supplied amount.

8                               ACCEPTANCE OR REJECTION

(a)             If, during any sea trial, any breakdown occurs entailing interruption or irregular performance which can be repaired on board, the trial shall be continued after such repairs and be valid in all respects.

(b)            However, if during or after the trial run, it becomes apparent that the VESSEL or any part of her equipment requires alterations or corrections which but for this provision would or might entitle the BUYER to cancel this CONTRACT, the BUILDER shall notify the BUYER promptly in writing or by facsimile to such effect and shall simultaneously advise the BUYER of the estimated additional time required for the necessary alterations or corrections to be made.

The BUYER shall, within two (2) days of receipt from the BUILDER of notice of completion of such alterations or corrections and after such further trials or tests as necessary (such trials or tests may be attended by the BUYER’S REPRESENTATIVE), notify the BUILDER in writing or by facsimile confirmed in writing of its acceptance, qualified acceptance or rejection of the VESSEL, all in accordance with the SPECIFICATIONS, the PLAN and this CONTRACT and shall not be entitled to reject the VESSEL on such grounds until such time.

(c)             Save as above provided, the BUYER shall, within three (3) days after completion of the trial run and receipt of the official sea trials report, notify the BUILDER in writing or by facsimile confirmed in writing of its acceptance of the VESSEL or of the details in respect of which the VESSEL does not conform to the SPECIFICATIONS or this CONTRACT.

If the BUILDER is in agreement with the BUYER’S determinations as to non-conformity, the BUILDER shall make such alterations or changes as may be necessary to correct such non-conformity and shall prove the fulfillment of this CONTRACT and the SPECIFICATIONS by such tests or trials as may be necessary. Such tests may be attended by the BUYER’S REPRESENTATIVE.

The BUYER shall, within two (2) days after completion of such tests and/or trials, notify the BUILDER in writing or by facsimile confirmed in writing of its acceptance or rejection of the VESSEL.

(d)            However, the BUYER shall not be entitled to reject the VESSEL by reason of any minor or insubstantial items as not being in conformity with the SPECIFICATIONS, but, in that case, the BUILDER shall not be released from the obligation to correct and/or remedy such minor or insubstantial items as soon as practicable after the delivery of the VESSEL.

9                               EFFECT OF ACCEPTANCE

The BUYER’S written or facsimiled notification of acceptance delivered to the BUILDER as above provided shall be final and binding insofar as conformity of the VESSEL with the SPECIFICATIONS is concerned in that it shall preclude the BUYER from refusing formal delivery of the VESSEL as hereinafter provided, if the BUILDER complies with all conditions of delivery as herein set forth and provided that, in the case of qualified acceptance, any matters which were mentioned in the notice of the qualified acceptance by the BUYER as requiring correction have been corrected satisfactorily.

If the BUYER fails to notify the BUILDER of its acceptance or rejection of the VESSEL as hereinabove provided, the BUYER shall be deemed to have accepted the VESSEL. Nothing contained in this Article shall preclude the BUILDER from exercising any and all rights which the BUILDER has under this CONTRACT if the BUILDER disagrees with the BUYER’S rejection of the VESSEL or any reasons given for such rejection, including arbitration provided in Article XIII hereof.

(End of Article)

ARTICLE VII:     DELIVERY

1                               TIME AND PLACE

The VESSEL shall be delivered by the BUILDER to the BUYER at the SHIPYARD, safely afloat and, if possible, alongside or otherwise at a safe anchorage on or before 20 September 2011 (hereinafter called the “DELIVERY DATE”) after completion of satisfactory trials and acceptance by the BUYER in accordance with the terms of Article VI, except that, in the event of delays in delivery of the VESSEL by the BUILDER due to causes which under the terms of this CONTRACT permit extensions of the time for delivery of the VESSEL the aforementioned DELIVERY DATE shall be extended accordingly.

2                               WHEN AND HOW EFFECTED

Provided that the BUYER shall concurrently with the delivery of the VESSEL release to the BUILDER the fourth instalment as set forth in Article X.2 hereof and that the parties hereto shall have fulfilled all of their respective obligations provided for in this CONTRACT (including delivery to the BUYER of the documents specified in Paragraph 3 of this Article), delivery of the VESSEL shall be forthwith effected upon acceptance thereof by the BUYER, as hereinabove provided, by the concurrent delivery by each of the parties hereto to the other of a PROTOCOL OF DELIVERY AND ACCEPTANCE acknowledging delivery of the VESSEL by the BUILDER and acceptance thereof by the BUYER, which PROTOCOL shall be prepared in duplicate and signed by each of the parties hereto.

3                               DOCUMENTS TO BE DELIVERED TO THE BUYER

Upon delivery and acceptance of the VESSEL, the BUILDER shall deliver to the BUYER the following documents, which shall accompany the aforementioned PROTOCOL OF DELIVERY AND ACCEPTANCE:

(a)             PROTOCOL OF TRIALS of the VESSEL made pursuant to this CONTRACT and the SPECIFICATIONS,

(b)            PROTOCOL OF INVENTORY of the equipment of the VESSEL, including spare parts, tools and the like, all as specified in the SPECIFICATIONS,

(c)             PROTOCOL OF STORES OF CONSUMABLE NATURE, such as all fuel oil and fresh water remaining in tanks if its cost is charged to the BUYER under Article VI.4 hereof,

(d)            Two sets of DRAWINGS and PLANS and instruction manuals pertaining to the VESSEL as stipulated in the SPECIFICATIONS, which shall be furnished to the BUYER at no additional cost and if any of the same has been stored on an electronic format the same shall be also provided to the BUYER at no additional cost,

(e)             ALL CERTIFICATES required to be furnished upon delivery of the VESSEL pursuant to this CONTRACT, the SPECIFICATIONS and the customary shipbuilding practice, including but without limitation to any of the foregoing:

(i)                                       Classification Certificate

(ii)                                    Safety Construction Certificate

(iii)                                 Safety Equipment Certificate

(iv)                                  Safety Radiotelegraphy Certificate

(v)                                 International Loadline Certificate

(vi)                              International Tonnage Certificate

(vii)                           Notarised and apostilled or, as the case may be, legalised by the appropriate consul BUILDER’S Certificate

(viii)                        Ship Sanitation Control Exemption Certificate

(ix)                                IOPP Certificate

However, it is agreed by the parties that if the Classification Certificate and/or other certificates are not available at the time of delivery of the VESSEL, provisional certificates shall be accepted by the BUYER, provided that the BUILDER shall furnish the BUYER with formal certificates as promptly as possible after such formal certificates have been issued.

(f)               DECLARATION OF WARRANTY of the BUILDER that the VESSEL is delivered to the BUYER free and clear of any liens, claims, charges, mortgages or other encumbrances upon the BUYER’S title thereto and, in particular, that the VESSEL is absolutely free of all burdens in the nature of imposts, taxes, or charges imposed by the prefecture or country of the port of delivery, as well as of all liabilities of the BUILDER to its sub-contractors and employees and of all liabilities arising from the construction of the VESSEL or the operation of the VESSEL in trial runs, or otherwise, prior to delivery except as otherwise provided under this CONTRACT.

(g)            Commercial Invoice.

(h)            any other document reasonably requested by the BUYER to be issued by the BUILDER for registering the VESSEL at its port of registry.

4                               TENDER OF THE VESSEL

If the BUYER fails to take delivery of the VESSEL after completion thereof according to this CONTRACT and the SPECIFICATIONS, the BUILDER shall have the right to tender delivery of the VESSEL after compliance with all procedural requirements as provided above.

5                               TITLE AND RISK

Title and risk shall pass to the BUYER upon delivery of the VESSEL being effected as stated above and the BUILDER shall be free of all responsibility or liability whatsoever related with this CONTRACT except for the warranty of quality contained in Article IX and the obligations to correct and/or remedy, as provided in Article VI.5.(d), if any, it being expressly understood that, until such delivery is effected, the VESSEL and equipment thereof are at the entire risk of the BUILDER including but not confined to, risks of war, insurrection and seizure by Governments or Authorities, whether Korean or foreign, and whether at war or at peace. The title to the BUYER’S SUPPLIES as provided in Article XII shall remain with the BUYER until installed on the VESSEL and the BUILDER’S responsibility for such BUYER’S SUPPLIES shall be as described in Article XII.2.

6                               REMOVAL OF THE VESSEL

The BUYER shall take possession of the VESSEL immediately upon delivery thereof and shall remove the VESSEL from the SHIPYARD within four (4) days after delivery and acceptance thereof is effected. Port dues and other charges levied by the Korean Government Authorities after delivery of the VESSEL and any other costs related to the removal of the VESSEL shall be borne by the BUYER.

(End of Article)

ARTICLE VIII:     DELAYS AND EXTENSIONS OF TIME (FORCE MAJEURE)

1                               CAUSES OF DELAY

If, at any time after signing this CONTRACT, either the construction or delivery of the VESSEL or any performance required hereunder as a prerequisite to the delivery thereof is delayed by any of the following events; namely war, acts of state or government, blockade, revolution, insurrections, mobilization, civil commotion, riots, strikes, sabotage, lockouts, Acts of God or the public enemy, plague or other epidemics, quarantines, shortage or prolonged failure of electric current supplied to the SHIPYARD by an external to the SHIPYARD source, freight embargoes, or defects in major forgings or castings, or delays or defects in the BUYER’S SUPPLIES as stipulated in Article XII, if any, or shortage of substitute materials, machinery or equipment or inability to obtain delivery or delays in delivery of materials, machinery or equipment, provided that at the time of ordering the same could reasonably be expected by the BUILDER to be delivered in time, or defects in materials, machinery or equipment which could not have been detected by the BUILDER using reasonable care, or earthquakes, tidal waves, typhoons, hurricanes, prolonged or unusually severe weather conditions or destruction of the premises or works of the BUILDER or its sub-contractors, or of the VESSEL, or any part thereof, by fire, landslides, flood, lightning, explosion, or delays in the BUILDER’S other commitments resulting from any such causes as described in this Article which in turn delay the construction of the VESSEL or the BUILDER’S performance under the CONTRACT, or delays caused by the CLASSIFICATION SOCIETY or the BUYER’S faulty action or omission, or other causes similar to the above, beyond the control of the BUILDER, or its sub-contractors, as the case may be, or for any other causes which under the terms of this CONTRACT, authorize and permit extension of the time for delivery of the VESSEL provided that the event causing the relevant delay could not have been reasonably foreseen and avoided by the BUILDER; then, in the event of delays due to the happening of any of the aforementioned contingencies, the DELIVERY DATE of the VESSEL under this CONTRACT shall be extended for a period of time which shall not exceed the total accumulated time of all such events actually delaying the delivery of the VESSEL, provided further that no postponement shall be granted under this CONTRACT if the event causing such delay has resulted from any negligence of the BUILDER or if such event was in existence as of the date of this CONTRACT.

2                               NOTICE OF DELAYS

As soon as practicably possible, but not later than twenty (20) days after commencement of any delay on account of which the BUILDER claims that it is entitled under this CONTRACT to an extension of the DELIVERY DATE of the VESSEL (excluding delays due to arbitration), the BUILDER shall advise the BUYER in writing or by facsimile of the date such delay commenced, the reasons thereof, the steps taken to mitigate the same and, if possible, the estimated duration of the probable delay in the delivery of the VESSEL, and shall supply the BUYER if reasonably available with evidence to justify the delay claimed. Within one (1) week after such delay ends, the BUILDER shall likewise advise the BUYER in writing or by facsimile of the date that such delay ended, and also, shall specify the period of time by which the BUILDER claims the DELIVERY DATE should be extended by reason of such delay. Failure of the BUYER to object to the BUILDER’S notification of any claim for extension of the date for delivery of the VESSEL within ten (10) days after receipt by the BUYER of such notification shall be deemed to be a waiver by the BUYER of his right to object of such extension.

Failure of the BUILDER to give any of the above-said notices in time shall be deemed to be a waiver of the BUILDER’S right to claim for a postponement of the DELIVERY DATE.

3                               RIGHT TO CANCEL FOR EXCESSIVE DELAY

If the total accumulated time of all permissible and non-permissible delays, excluding delays due to (i) arbitration under Article XIII; (ii) the BUYER’S defaults under Article XI; (iii) modifications and changes under Article V or (iv) delays or defects in the BUYER’S SUPPLIES as stipulated in Article XII, aggregates two hundred and seventy (270) days or more, then, the BUYER may, at any time thereafter, cancel this CONTRACT by giving a written notice of cancellation to the BUILDER. Such cancellation shall be effective as of the date the notice thereof is received by the BUILDER.

If the BUYER has not served the notice of cancellation as provided in the above or Article 111.1 hereof, the BUILDER may, at any time after expiration of the accumulated time of the delay in delivery, either two hundred and seventy (270) days in case of the delay in this Paragraph or two hundred and ten (210) days in case of the delay in Article III.1, notify the BUYER of the future date upon which the BUILDER estimates the VESSEL will be ready for delivery and demand in writing or by facsimile that the BUYER make an election either to cancel this CONTRACT or to consent to the delivery of the

VESSEL at such future date (or other date which the parties hereto may agree), in which case the BUYER shall, within seven (7) days after receipt of such demand, make and notify the BUILDER of such election. If the BUYER elects to consent to the delivery of the VESSEL at such future date (or other future date as the parties may agree):

(a)             Such future date shall become the contractual delivery date for the purposes of this CONTRACT; and

(b)            If the VESSEL is not delivered by such revised contractual delivery date the BUYER shall have the right, in his discretion, to either cancel this CONTRACT forthwith or to cancel this CONTRACT on the same terms as provided in Article III.1 or this Paragraph.

If the BUYER shall not make an election within ten (10) days as provided hereinabove, the BUYER shall be deemed to have accepted such extension of the DELIVERY DATE to the future delivery date indicated by the BUILDER. For the avoidance of doubt, in the event the BUYER elects, or its deemed to have elected, not to rescind this CONTRACT, the BUYER shall remain entitled to receive payment of any liquidated damages that have, or may in the future, become payable pursuant to the provisions of Article III hereof.

4                               DEFINITION OF PERMISSIBLE DELAYS

Delays on account of the foregoing causes shall be understood to be permissible delays and are to be distinguished from non-permissible unauthorised delays on account of which the CONTRACT PRICE of the VESSEL is subject to adjustment as provided in Article III hereof.

(End of Article)

ARTICLE IX:     WARRANTY OF QUALITY

1                               GUARANTEE OF MATERIAL AND WORKMANSHIP

The BUILDER, for the period of twelve (12) months from the date of delivery and acceptance of the VESSEL by the BUYER, guarantees the VESSEL and all parts and equipment thereof that are manufactured, supplied or furnished by the BUILDER under this CONTRACT against all defects which are directly due to defective materials, defective design, construction miscalculation and/or poor workmanship, provided such defects have not been caused after delivery and acceptance of the VESSEL by perils of the sea, rivers or navigation, or by normal wear and tear, overloading, improper loading or stowage, corrosion of the materials, fire, accidents at sea or elsewhere, or by incompetence, mismanagement, negligence or willful neglect or by alteration or addition by the BUYER not previously approved by the BUILDER unless such event was caused by an act or omission of the BUILDER.

The BUILDER will be responsible for all machinery or parts of machinery and all constructions which are supplied by sub-contractors and will guarantee the above mentioned for a period of twelve (12) months on the basis as laid down in this Paragraph.

The BUILDER guarantees repairs and/or replacements to the VESSEL made under this guarantee for a further period of twelve (12) months from the date of such repair or replacement provided that the maximum period of guarantee shall not exceed eighteen (18) months in total from the date of delivery and acceptance of the VESSEL by the BUYER.

The BUILDER agrees that upon the expiry of this guarantee it shall assign (to the extent to which it may validly do so) to the BUYER, all rights, title and interest that the BUILDER may have in and to all guarantees or warranties given by the supplier of any of the appurtenances and materials used in the construction and/or operation of the VESSEL. The BUILDER agrees to render to the BUYER all reasonable assistance in making any claim or taking any action against any such supplier, which claim or action shall be made and/or taken at the BUYER’S sole expense. The BUYER shall meet all reasonable expenses incurred by the BUILDER in rendering any assistance requested by the BUYER pursuant to this Paragraph.

2                               NOTICE OF DEFECTS

The BUYER or its duly authorised representative will notify the BUILDER in writing or by facsimile promptly after discovery of any defect for which a claim is to be made under this guarantee.

The BUYER’S written notice shall include full particulars as to the nature of the defect the extent of the damage caused thereby, but excluding consequential damage as hereinafter provided. The BUILDER will be under no obligation with respect to this guarantee in respect of any claim for defects discovered prior to the expiry date of the guarantee, unless notice of such defects is received by the BUILDER before the expiry date. However, facsimile advice received by the BUILDER within five (5) days after such expiry date that a claim is forthcoming will be sufficient compliance with the requirement as to time, provided that such facsimile advice shall include at least a brief description of the defect including the identity of the equipment, extent of damage, name and number of any replacement part and description of any remedial work required, and that full particulars are given to the BUILDER not later than ten (10) days after the expiry date.

3                               REMEDY OF DEFECTS

(a)             The BUILDER shall remedy, at its expense, any defects against which the VESSEL is guaranteed under this Article by making all necessary and reasonably practicable repairs and/or replacements at the SHIPYARD or elsewhere as provided for in (b) hereinbelow.

In such case, the VESSEL shall be taken at the BUYER’S cost and responsibility to the place selected, ready in all respects for such repairs and/or replacements and, in any event, the BUILDER shall not be responsible for towage, dockage, wharfage, port charges and anything else incurred by the BUYER for getting and keeping the VESSEL ready for such repairing or replacing.

(b)            However, if it is impractical (which shall include, but not be limited to, an emergency) to bring the VESSEL to the SHIPYARD, the BUYER may cause the necessary repairs and/or replacements to be made elsewhere which is deemed by the BUYER with the consent of the BUILDER, which shall not be unreasonably withheld or unduly delayed, to be suitable for the purpose, provided that, in such event, the BUILDER may forward or supply replacement parts or materials under the terms described in (c) hereinbelow, unless forwarding or supplying thereof under the terms described in (c) hereinbelow would impair or delay the operation or working schedule of the VESSEL. In the event that the BUYER proposes to cause the necessary repairs and/or replacements to be made to the VESSEL at any shipyard or works other than the SHIPYARD, the BUYER shall first (but in all events as soon as reasonably possible) give the BUILDER notice in writing or by facsimile of the time and place such repairs will be made and, if the VESSEL is not thereby delayed or her operation or working schedule is not thereby impaired, the BUILDER shall have the right to verify by its own representative(s) and at its own expense the nature and extent of the defects complained of. The BUILDER shall, in such case, promptly advise the BUYER by facsimile, after such examination has been completed, of its acceptance or rejection of the defects as ones that are covered by the guarantee herein provided. Upon the BUILDER’S acceptance of the defects as justifying remedy under this Article or upon award of the arbitration so determining, the BUILDER shall pay to the BUYER, within fifteen (15) business days of receipt of the invoice for the works either the invoiced amount or if the BUILDER in good faith sends to the BUYER within ten (10) business days a lower quotation for the same work by a shipyard in the same general region, the BUILDER shall pay to the BUYER the average of the BUILDER’S quotation and the invoiced amount.

(c)             In the event that it is necessary for the BUILDER to forward a replacement for a defective part under this guarantee, replacement parts shall be shipped to the BUYER under the terms of CIF for delivery at the port of call of the VESSEL as designated in writing by the BUYER.

(d)            The BUILDER reserves the option to retrieve, at the BUILDER’S cost, any of the replaced equipment/parts in case defects are remedied in accordance with the provisions in this Article.

(e)             Any dispute under this Article shall be referred to arbitration in accordance with the provisions of Article XIII hereof.

4                               EXTENT OF THE BUILDER’S LIABILITY

(a)             Except as provided in this CONTRACT, the BUILDER shall have no liability or responsibility whatsoever or howsoever arising for or in connection with any consequential or special losses, damages or expenses (including but not limited to loss of time, loss of profit or earnings or demurrage directly or indirectly caused), any pecuniary loss or expense, any liability to any third party or any fine, compensation, penalty or other payment or sanction incurred by or imposed upon the BUYER or any other party whatsoever in relation to or in connection with this CONTRACT or the VESSEL.

(b)            The BUILDER shall be under no obligation under this guarantee with respect to defects in respect of which the BUILDER has not received notice in accordance with Paragraph 2 of this Article by the expiry date of the guarantee specified in Paragraph 1, nor in any event shall the BUILDER be liable for any worsening of defects after the expiry date of the guarantee (unless notification for such defects has been given in time).

(c)             The BUILDER shall under no circumstances be liable for defects in the VESSEL or any part of equipment thereof caused after delivery and acceptance of the VESSEL by perils of the sea, rivers or navigation, or normal wear and tear, overloading, improper loading or stowage, corrosion of the materials or fire or accidents at sea or elsewhere or by mismanagement, accident, negligence, willful neglect, or any alteration or addition on the part of the BUYER, its employees or agents or any other person on or doing work on the VESSEL, including the VESSEL’S officers, crew and passengers. Likewise, the BUILDER shall not be liable for defects in the VESSEL or any part of equipment thereof that are due to repairs carried out by any other than the BUILDER or which have not been carried out in accordance with the procedure set out in Paragraph 3(b) of this Article.

(d)            The BUILDER shall not be obliged to repair, nor be liable for, damage to the VESSEL or any part of the equipment thereof, which after delivery and acceptance of the VESSEL is caused other than by the defects of the nature specified above. The guarantees contained as hereinabove in this Article replace and exclude any other liability, guarantee, warranty and/or condition imposed or implied by statute, common law, custom, contract (including this CONTRACT) or otherwise on the part of the BUILDER by reason of the construction and sale of the VESSEL for and to the BUYER.

5                               ASSIGNMENT OF RIGHTS

The BUYER shall be entitled on or after delivery and acceptance of the VESSEL to assign its rights under ARTICLE IX to any purchaser or bareboat charterer or financier of the VESSEL with the prior written consent of the BUILDER which may not be unreasonably withheld. Notice of any such assignment shall be given by the BUYER to the BUILDER.

(End of Article)

ARTICLE X:     PAYMENT

1                               CURRENCY

All payments under this CONTRACT shall be made in United States Dollars.

For the purposes of this CONTRACT, in counting the business days, only Saturdays and Sundays are excepted. When a due date falls on a day when banks are not open for business in New York, NY, U.S.A., Seoul, Korea and Piraeus, Greece, such due date shall fall due upon the first business day next following.

2                               TERMS OF PAYMENT

The payments of the CONTRACT PRICE shall be made as follows:

(a)             First Instalment

U.S. Dollars Eighteen Million Four Hundred and Forty Thousand (US$18,440,000) shall be paid within three (3) business days after the later of (i) execution of this CONTRACT by both parties hereto and (ii) receipt by the BUYER of the original of the Refund Guarantee specified in Paragraph 8 of this Article and (iii) 17 June 2008.

(b)            Second Instalment

U.S. Dollars Nine Million Two Hundred and Twenty Thousand (US$9,220,000) shall be paid on or before 26 November 2008.

(c)             Third Instalment

U.S. Dollars Eighteen Million Four Hundred and Forty Thousand (US$18,440,000) shall be paid within three (3) business days of (i) receipt by the BUYER of a faxed copy of Stage Certificate in the form of EXHIBIT “A” attached hereto confirming that the first block of the keel has been laid in accordance with the SPECIFICATIONS.

(d)            Fourth Instalment

U.S Dollars Forty Six Million One Hundred Thousand (US$46,100,000) plus or minus any increase or decrease due to modifications and/or adjustment, if any, arising prior to delivery of the VESSEL of the CONTRACT PRICE under Articles III and V of this CONTRACT shall be paid to the BUILDER concurrently with the delivery and acceptance of the VESSEL. (The date stipulated for payment of each of the fourth instalments mentioned above is hereinafter in this Article and in Article XI referred to as the “DUE DATE” of that instalment).

Provided however that none of the above instalments shall be payable if the Refund Guarantee referred to in Article X.8 hereof ceases to be in force and no substitute Refund Guarantee has been provided in accordance with the provisions of this Contract. It is understood and agreed upon by the BUILDER and the BUYER that all payments under the provisions of this Article shall not be delayed or withheld by the BUYER due to any dispute or disagreement of whatsoever nature arising between the BUILDER and the BUYER. Should there be any dispute in this connection, the matter shall be dealt with in accordance with the provisions of arbitration in Article XIII hereof. Expenses for remitting payments whether charged by the BUYER’S bank or the BUILDER’S bank shall be for the account of the BUYER.

3                               DEMAND FOR PAYMENT

At least fourteen (14) days prior to the DUE DATE of each instalment, with the exception of the payment of the first and second instalments, the BUILDER shall notify the BUYER by facsimile of the date such instalment shall become due.

The BUYER shall immediately acknowledge receipt of such notification by facsimile to the BUILDER and make payment as set forth in this Article. If the BUILDER fails to receive the BUYER’S said acknowledgement within three (3) days after sending the aforementioned notification, the BUILDER

SUPPLIES as stipulated in Article XII which were not incorporated into the VESSEL and pay to the BUYER an amount equal to the cost to the BUYER of those supplies incorporated in the VESSEL.

6                                TOTAL LOSS

If there is a total loss or a constructive total loss of the VESSEL prior to delivery and acceptance thereof, the BUILDER shall proceed according to the mutual agreement of the parties hereto either:

(a)             to build another vessel in place of the VESSEL so lost and deliver it under this CONTRACT to the BUYER, provided that the parties hereto shall have agreed in writing to a reasonable cost and time for the construction of such vessel in place of the lost VESSEL; or

(b)            to refund to the BUYER the full amount of the total sums paid by the BUYER to the BUILDER under the provisions of Paragraph 2 of this Article together with interest thereon at the rate of four per cent (4%) per annum from the date following the date of receipt by the BUILDER of such pre-delivery instalment (s) to the date of payment by the BUILDER to the BUYER of the refund.

If the parties hereto fail to reach such agreement within two (2) months after the VESSEL is determined to be a total loss or constructive total loss, the provisions of paragraph (b) hereinabove shall be applied.

7                                DISCHARGE OF OBLIGATIONS

Such refund as provided in the foregoing Clauses 5 and 6 by the BUILDER to the BUYER shall forthwith discharge all the obligations, duties and liabilities of each of the parties hereto to the other. Any and all refunds or payments due to the BUYER under this CONTRACT shall be effected by telegraphic transfer to the account specified by the BUYER.

8                                REFUND GUARANTEE

The BUILDER shall, prior to the receipt by the BUILDER of the first instalment, deliver to the BUYER at the address provided in Article XVIII hereof, an irrevocable and assignable letter of guarantee issued by The Export-Import Bank of Korea, Seoul, Korea for the refund of the pre-delivery instalments plus interest as aforesaid to the BUYER under or pursuant to Paragraph 5 above in the form annexed hereto as Exhibit “B” (the “REFUND GUARANTEE”).

All expenses in issuing and maintaining the Refund Guarantee described in this Paragraph shall be borne by the BUILDER.

9                                PERFORMANCE GUARANTEE

Upon signing this CONTRACT, the BUYER shall provide the BUILDER with an irrevocable and unconditional Corporate Guarantee issued by a Corporate Guarantor acceptable to the BUILDER for the due and faithful performance by the BUYER of all its liabilities and responsibilities under the CONTRACT including, but not limited to, the payment of the CONTRACT PRICE and taking delivery of the VESSEL, in the form annexed hereto as Exhibit “C”.

(End of Article)

ARTICLE XI:     BUYER’S DEFAULT

1                                DEFINITION OF DEFAULT

The BUYER shall be deemed to be in default under this CONTRACT in the following cases:

(a)              If the first, second or third instalment is not paid to the BUILDER within the respective DUE DATE of each such instalment; or

(c)              If the fourth instalment is not confirmed in accordance with Article X.4(a)(ii) hereof or if the fourth instalment is not paid to the BUILDER against presentation by the BUILDER of a duplicate original copy of the PROTOCOL OF DELIVERY AND ACCEPTANCE duly executed by both parties hereto; or

(c)              If the BUYER fails to take delivery of the VESSEL when the VESSEL is duly tendered for delivery by the BUILDER under the provisions of Article VII hereof; or

(d)             If an order or an effective resolution shall be passed for winding up of the BUYER (except for the purpose of reorganization, merger or amalgamation); or

For the purpose of this Article, the BUYER shall not be in default if such failure is due to banking system disruption, in which case the BUYER shall pay to the BUILDER the interest at the rate of six percent (6%) per annum.

In case the BUYER is in default of any of its obligations under this CONTRACT, the BUILDER is entitled to and shall have the following rights, powers and remedies in addition to such other rights, powers and remedies as the BUILDER may have elsewhere in this CONTRACT and/or at law, at equity or otherwise.

2                                EFFECT OF THE BUYER’S DEFAULT ON OR BEFORE THE DELIVERY OF THE VESSEL

If the BUYER shall be in default as provided in Paragraph 1 above of its obligations under this CONTRACT, then:

(a)             The DELIVERY DATE of the VESSEL shall be extended automatically for the actual period of such default and the BUILDER shall not be obliged to pay any liquidated damages for the delay in delivery of the VESSEL caused thereby.

(b)            The BUYER shall pay to the BUILDER interest at the rate of six percent (6%) per annum in respect of the instalment(s) in default from the respective DUE DATE to the date of actual receipt by the BUILDER of the full amount of such instalment(s).

(c)             If the BUYER is in default in payment of any of the instalment(s) due and payable prior to or simultaneously with the delivery of the VESSEL, the BUILDER shall, in writing or by facsimile, notify the BUYER to that effect, and the BUYER shall, upon receipt of such notification, forthwith acknowledge in writing or by facsimile to the BUILDER that such notification has been received.

(d)            If any of the BUYER’S default continues for a period of seven (7) business days after the BUILDER’S notification to the BUYER of such default, the BUILDER may, at its option, rescind this CONTRACT by serving upon the BUYER a written notice or facsimile notice of rescission confirmed in writing.

(e)             In the event of such cancellation by the BUILDER of this CONTRACT due to the BUYER’S default provided for in Paragraph 1 above, the BUILDER shall be entitled to retain and apply the instalments already paid by the BUYER to the recovery of the BUILDER’S loss and damage including, but not being limited to, reasonable estimated profit due to the BUYER’S default and the cancellation of this CONTRACT and at the same time the BUILDER shall have the full right and power either to complete or not to complete the VESSEL which is the sole property of the BUILDER as it deems fit, and thereafter to sell in a complete or, as the case may be, incomplete state the VESSEL at a public or private sale on such terms and conditions as the BUILDER thinks fit without being answerable for any loss or damage.

The proceeds received by the BUILDER from the sale shall be applied in addition to the instalment(s) retained by the BUILDER as mentioned hereinabove as follows:

FIRST, in payment of all reasonable costs and expenses of the sale of the VESSEL, including interest thereon at four percent (4%) per annum from the respective date of payment of such costs and expenses aforesaid to the date of sale on account of the BUYER’S default.

SECOND, if the VESSEL has been completed, in or towards satisfaction of the unpaid balance of the CONTRACT PRICE, to which shall be added the cost of all additional work and extras agreed by the BUYER including interest thereon at six percent (6%) per annum from the respective DUE DATE of the instalment in default to the date of sale, or if the VESSEL has not been completed, in or towards satisfaction of the unpaid amount of the cost incurred by the BUILDER prior to the date of sale on account of construction of the VESSEL including work, labour, materials and reasonably estimated profit which the BUILDER would have been entitled to receive if the VESSEL had been completed and delivered plus interest thereon at six percent (6%) per annum from the respective DUE DATE of the instalment in default to the date of sale.

THIRD, the balance of the proceeds, if any, shall belong to the BUYER, and shall forthwith be paid over to the BUYER by the BUILDER.

In the event of the proceeds from the sale together with instalment(s) retained by the BUILDER are insufficient to pay the BUILDER, the BUYER shall be liable for the deficiency and shall pay the same to the BUILDER upon its demand.

(End of Article)

ARTICLE XII:     BUYER’S SUPPLIES

1                               RESPONSIBILITY OF THE BUYER

The BUYER shall, at its cost and expense, supply all the BUYER’S supplies as specified in the SPECIFICATIONS (hereinafter called the “BUYER’S SUPPLIES”), to the BUILDER at the SHIPYARD in perfect condition ready for the installation and in accordance with the time schedule to be furnished by the BUILDER to meet the building schedule of the VESSEL.

In order to facilitate the installation of the BUYER’S SUPPLIES by the BUILDER, the BUYER shall furnish the BUILDER with the necessary plans, instruction books, test report and all test certificates required by the BUILDER and shall use reasonable endeavours to cause the representative(s) of the makers of the BUYER’S SUPPLIES to give the BUILDER any advice, instructions or assistance which the BUILDER may reasonably require in the installation or adjustment thereof at the SHIPYARD, all without cost or expense to the BUILDER.

The BUYER shall be liable for any expense incurred by the BUILDER for repair of the BUYER’S SUPPLIES due to defective design or materials, poor workmanship or performance or due to damage in transit and the DELIVERY DATE of the VESSEL shall be extended for the period of such repair if such repair shall affect the delivery of the VESSEL.

Commissioning into good order of the BUYER’S SUPPLIES during and after installation on board shall be made at the BUYER’S expenses by the representative of the respective maker or the person designated by the BUYER in accordance with the BUILDER’S building schedule.

Should the BUYER fail to deliver to the BUILDER the BUYER’S SUPPLIES and the necessary document or advice for such supplies within the time specified by the BUILDER, the DELIVERY DATE of the VESSEL shall automatically be extended for the period of such delay if such delay in delivery shall affect the delivery of the VESSEL. In such event, the BUYER shall pay to the BUILDER all losses and damages sustained by the BUILDER due to such delay in the delivery of the BUYER’S SUPPLIES and such payment shall be made upon delivery of the VESSEL provided, however, that the BUILDER shall have:

(a)             furnished the BUYER with the time schedule referred to above, two (2) months prior to installation of the BUYER’S SUPPLIES, and

(b)            given the BUYER written notice of any delay in delivery of the BUYER’S SUPPLIES and the necessary document or advice for such supplies as soon as the delay occurs which might give rise to an extension of the DELIVERY DATE under this Paragraph.

Furthermore, if the delay in delivery of the BUYER’S SUPPLIES and the necessary document or advice for such supplies should exceed ten (10) days from the date specified by the BUILDER, the BUILDER shall be entitled to proceed with construction of the VESSEL without installation of such items (regardless of their nature or importance to the BUYER or the VESSEL) in or on the VESSEL without prejudice to the BUILDER’S right hereinabove provided, and the BUYER shall accept the VESSEL so completed.

2                               RESPONSIBILITY OF THE BUILDER

The BUILDER shall be responsible at its own expense for storing, safekeeping and handling the BUYER’S SUPPLIES which the BUILDER is required to install on board the VESSEL under the SPECIFICATIONS after delivery of such supplies to the SHIPYARD and shall install such supplies on board the VESSEL at the BUILDER’S expense unless otherwise specified in the SPECIFICATIONS.

However, the BUILDER shall not be responsible for the quality, performance or efficiency of any equipment included in the BUYER’S SUPPLIES and is under no obligation with respect to the guarantee of such equipment against any defects caused by poor quality, performance or efficiency of the BUYER’S SUPPLIES unless affected by the BUILDER’S breach of its obligations under this Paragraph 2. If any of the BUYER’S SUPPLIES is lost or damaged while in the custody of the BUILDER, the BUILDER shall be responsible for such loss or damage.

(End of Article)

ARTICLE XIII:     ARBITRATION

1                               APPOINTMENT OF THE ARBITRATOR

If any dispute or difference shall arise between the parties hereto concerning any matter herein contained, or the operation or construction thereof, or any matter in any way connected with this CONTRACT or the rights, duties or liabilities of either party under or in connection with this CONTRACT, then, in every such case, either party may demand arbitration of any such dispute by giving written to the other party. Any demand for arbitration by either of the parties hereto shall state the name of the arbitrator appointed by such party and shall also state specifically the question or questions as to which such party is demanding arbitration. Within seven (7) days after receipt of notice of such demand for arbitration the other party shall in turn appoint a second arbitrator. The two arbitrators thus appointed shall thereupon select a third arbitrator. The three arbitrators so named shall constitute the board of arbitration (hereinafter called the “Arbitration Board”) for the settlement of such dispute. In the event, however that said other party should fail to appoint a second arbitrator as aforesaid within seven (7) days following receipt of notice of demand of arbitration it is agreed that such party shall thereby be deemed to have accepted and appointed as its own arbitrator the one already appointed by the party demanding arbitration. The arbitration shall proceed forthwith before this sole arbitrator, who alone, in such event shall constitute the Arbitration Board. And in the further event that the two arbitrators appointed by the parties hereaforesaid should be unable to agree to the third arbitrator within ten (10) days from the date on which the second arbitrator is appointed, either party of the said two arbitrators may apply to the President for the time being of the London Maritime Arbitrators’ Association to appoint the third arbitrator who shall in making any such appointment have due regard to the requirement for an expeditious resolution of the dispute and in particular the availability of any arbitrator so appointed for any early hearing date.

2                               LAWS APPLICABLE

Any arbitration arising hereunder shall be governed by and construed in accordance with the Arbitration Act 1996 of England or any statutory modification or re-enactments thereof for the time being in force.

The award of the arbitrator or by the majority of the three arbitrators as the case may be shall be final, conclusive and binding upon the parties hereto.

3                               PROCEEDINGS

In the event of any dispute or difference arising or occurring prior to delivery to, or acceptance by, the BUYER of the VESSEL being referred to arbitration, the parties hereby acknowledge that time is of the essence in obtaining an award from the Arbitration Board on such dispute or difference and the parties hereby agree that the arbitration shall be conducted according to the following timetable:

(a)             The claimant in the arbitration to serve points of claim within fourteen (14) days of the appointment of the Arbitration Board.

(b)            The respondent in the arbitration to serve points of defence and points of counterclaim, if any, within fourteen (14) days thereafter.

(c)             The claimant to serve points of reply and defence to counterclaim, if any, within seven (7) days thereafter and the hearing of the arbitration to commence within twelve (12) weeks of the appointment of the Arbitration Board.

4                               ALTERATION OF DELIVERY OF THE VESSEL

In the event of the arbitration of any dispute or difference arising or occurring prior to delivery to, or acceptance by the BUYER of, the VESSEL, the award by the Arbitration Board shall include a finding as to whether or not the contractual delivery date of the VESSEL should, as a result of such dispute, be in any way altered thereby and/or whether a delay shall be classified as permissible or non-permissible for the purposes of Articles III and/or VIII hereof.

(End of Article)

ARTICLE XIV:     SUCCESSORS AND ASSIGNS

The BUILDER agrees that, prior to delivery of the VESSEL, this CONTRACT may, with the prior written approval of the BUILDER, (which shall not be unreasonably withheld or unduly delayed), be transferred or assigned by the BUYER, and the title thereto may be taken by another company provided however that such consent will not be required in the case of the BUYER assigning its rights under this CONTRACT to a bank or financial institution financing any of the instalments payable hereunder and for which prior written notice is given to the BUILDER. In the event of any assignment pursuant to the terms of the CONTRACT, the assignee, its successors and assigns shall succeed to all the rights and obligations of the BUYER under this CONTRACT. However, the BUYER shall remain responsible for performance by the assignee, its successors and assigns of all the BUYER’S obligations, liabilities and responsibilities under this CONTRACT. It is understood that any expenses or charges incurred due to the transfer of this CONTRACT shall be for the account of the BUYER.

The BUILDER shall have the right to assign this CONTRACT at any time after the effective date hereof, provided that prior written agreement is obtained from the BUYER.

(End of Article)

ARTICLE XV:     TAXES AND DUTIES

1                               TAXES:

Unless otherwise expressly provided for in this CONTRACT, all costs and taxes including stamp duties, if any, incurred in or levied by any country except Korea in connection with this CONTRACT shall be borne by the BUYER and corresponding costs and taxes in Korea, before delivery of the VESSEL, if any, shall be borne by the BUILDER.

2                               DUTIES:

The BUILDER shall hold the BUYER harmless from any payment of duty imposed in Korea upon materials or supplies which, under the terms of this CONTRACT, or amendments thereto, may be supplied by the BUYER from abroad for the construction of the VESSEL.

The BUILDER shall likewise hold the BUYER harmless from any payment of duty imposed in Korea in connection with materials or supplies for operation of the VESSEL, including running stores, provisions and supplies necessary to stock the VESSEL for its operation. This indemnity does not, however, extend to any items purchased by the BUYER for use in connection with the VESSEL which are not absolutely required for the construction or operation of the VESSEL.

(End of Article)

ARTICLE XVI:     PATENTS, TRADEMARKS AND COPYRIGHTS

1                                PATENTS, TRADEMARKS AND COPYRIGHTS

Machinery and equipment of the VESSEL, whether made or furnished by the BUILDER under this CONTRACT, may bear the patent numbers, trademarks, or trade names of the manufacturers. The BUILDER shall defend and save harmless the BUYER from all liabilities or claims for or on account of the use of any patents, copyrights or design of any nature or kind, or for the infringement thereof including any unpatented invention made or used in the performance of this CONTRACT and also for any costs and expenses of litigation, if any, in connection therewith. No such liability or responsibility shall be with the BUILDER with regard to components and/or equipment and/or design supplied by the BUYER.

Nothing contained herein shall be construed as transferring any patent or trademark rights or copyrights in equipment covered by this CONTRACT and all such rights are hereby expressly reserved to the true and lawful owners thereof.

2                                RIGHTS TO THE SPECIFICATIONS, PLANS, ETC.

The BUILDER retains all rights with respect to the SPECIFICATIONS, plans and working drawings, technical descriptions, calculations, test results and other data, information and documents concerning the design and construction of the VESSEL and the BUYER undertakes therefore not to disclose the same or divulge any information contained therein to any third parties, including but not limited to any other shipbuilders without the prior written consent of the BUILDER, excepting where it is necessary for usual operation, repair and maintenance of the VESSEL or for the sale or financing thereof. In case the BUYER is in breach of its obligations under this Article, the BUILDER shall be entitled to any rights, powers and remedies in this CONTRACT and/or at law, at equity or otherwise to recover any proven damages caused by the breach of the BUYER.

(End of Article)

ARTICLE XVII:     INTERPRETATION AND GOVERNING LAW

This CONTRACT has been prepared in English and shall be executed in duplicate and in such number of additional copies as may be required by either party respectively. The parties hereto irrevocably agree that the validity and interpretation of this CONTRACT and of each Article and part thereof shall be governed by, and be construed in accordance with, the laws of England. No term of this CONTRACT is enforceable under the provisions of the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

(End of Article)

ARTICLE XVIII:     NOTICE

Any and all notices, requests, demands, instructions, advice and communications in connection with this CONTRACT shall be written in English. Notices or other official communications pursuant to this CONTRACT shall be in writing in English and shall be sent by registered air mail, by courier, or facsimile and shall be deemed to be given when first received whether by registered mail, by courier or facsimile. They shall be addressed as follows, unless and until otherwise advised: -

To the BUILDER:	Hyundai Heavy Industries Co., Ltd.

#1, Jeonha-Dong, Dong-Gu, Ulsan

Korea

Facsimile: +82 52 202-3448 / 202 3425

Attention: Mr Hyun Dal Hwang / G. M. Project Management Department

To the BUYER:	Suez Topaz Limited

c/o Quest Enterprises Maritime S.A.

Pandoras 13 & Kuprou

Glyfada, Athens

Greece

Facsimile: +30 210 894 4688

Attention: Mr Arcadis

The said notices shall become effective upon receipt of the letter or facsimile communication by the receiver thereof. Where a notice by facsimile is concerned which is required to be confirmed by letter, then, unless the CONTRACT or the relevant Article thereof otherwise requires, the notice shall become effective upon receipt of the facsimile.

(End of Article)

ARTICLE XIX:     INSURANCE

1                                EXTENT OF INSURANCE COVERAGE

From the time of launching of the VESSEL until the same is completed, delivered to and accepted by the BUYER, the BUILDER shall, at its own cost and expense, keep the VESSEL and all machinery, materials, equipment, appurtenances and outfit delivered to the SHIPYARD for the VESSEL or built into, or installed in or upon, the VESSEL, including the BUYER’S SUPPLIES, fully insured with 1st class Korean insurance companies under coverage corresponding to the Builder’s Risks Insurance Clause available in the London Market.

The amount of such insurance coverage shall, up to the date of delivery of the VESSEL, be in an amount at least equal to, but not limited to, the aggregate of all payments made by the BUYER to the BUILDER (including the value of the BUYER’s SUPPLIES).

2                                APPLICATION OF RECOVERED AMOUNT

(a)             Partial Loss:

In the event the VESSEL shall be damaged by any insured cause whatsoever prior to acceptance thereof by the BUYER and in the further event that such damage shall not constitute an actual or a constructive total loss of the VESSEL, the BUILDER shall apply the amount recovered under the insurance policy referred to in Paragraph 1 of this Article to the repair of such damage satisfactory to the CLASSIFICATION SOCIETY, and the BUYER shall accept the VESSEL under this CONTRACT if completed in accordance with this CONTRACT and SPECIFICATIONS.

(b)            Total Loss:

In the event that the VESSEL is determined to be an actual or constructive total loss, then the provisions of Article X.6 shall apply.

(End of Article)

ARTICLE XX:     BUILDER’S DEFAULT

The BUYER shall be entitled to terminate this CONTRACT forthwith by the giving of notice to the BUILDER by letter, telex or tele-facsimile should any of the following events occur:

(a)            failure to maintain the Refund Guarantee in accordance with the terms of this CONTRACT and in particular Article X hereof; or

(b)           the filing of a petition or the making of an order or the passing of an effective resolution for the winding-up of the BUILDER or the placing of the BUILDER under court protection or the appointment of a receiver of the undertaking or property of the BUILDER or the insolvency of or a suspension of payment by the BUILDER or the cessation of the carrying on of business by the BUILDER or the making by the BUILDER of any special arrangement or composition with creditors of the BUILDER or any analogous proceedings and the BUILDER fails to remedy such breach within ten (10) days of receipt by the BUILDER of written notice from the BUYER.

(End of Article)

ARTICLE XXI:     EFFECTIVENESS OF THIS CONTRACT

This CONTRACT shall become effective upon signing by the parties hereto.

(End of Article)

ARTICLE XXII:     EXCLUSIVENESS

This CONTRACT shall constitute the only and entire agreement between the parties hereto, and unless otherwise expressly provided for in this CONTRACT, all other agreements, oral or written, made and entered into between the parties prior to the execution of this CONTRACT shall be null and void.

(End of Article)

IN WITNESS WHEREOF, the parties hereto have caused this CONTRACT to be duly executed on the date and year first above written.

BUYER
BUILDER

SIGNED by		)	SIGNED by	)
For and on behalf of SUEZ TOPAZ LIMITED pursuant to a Power of Attorney dated 2008		) )	for and on behalf of HYUNDAI HEAVY INDUSTRIES CO., LTD. pursuant to a Power of Attorney dated 2008	) )
		) ) )		) )

/s/ Stamatis Molaris			/s/ D. Y. Han
Name:	Stamatis Molaris		Name:	D. Y. Han
Title:	Attorney-in-fact		Title:	Attorney-in-fact

in the presence of:			in the presence of:

Witness:			Witness:
By	/s/ S. Marie Kelly		By	/s/ J. C. Bae
Name:	S. Marie Kelly		Name:	J. C. Bae
Title:			Title:	Attorney-in-fact

EXHIBIT “A”

STAGE CERTIFICATE

Hull No. 2300 (the “VESSEL”) under a Shipbuilding Contract dated the 2nd day of June 2008 (the “CONTRACT”) made between SUEZ TOPAZ LIMITED (the “BUYER”) and Hyundai Heavy Industries Co. Ltd (the “BUILDER”).

We hereby certify in connection with the CONTRACT of the VESSEL that

[                                              ]

For and on behalf of the BUILDER	For and on behalf of the BUYER
(Authorised Representative)

Dated:	Dated:

For and on behalf of
the CLASSIFICATION SOCIETY

Dated:

EXHIBIT “B”

LETTER OF GUARANTEE NO:

Date:                                           , 2008

Gentlemen:

In consideration of you entering in the shipbuilding contract dated                                   , 2008 (hereinafter called “CONTRACT”) made by and between SUEZ TOPAZ LIMITEDof Marshall Islands (hereinafter called the “BUYER”) and Hyundai Heavy Industries Co., Ltd., Ulsan, Korea (hereinafter called the “BUILDER”) for the construction by the BUILDER and the purchase by the BUYER of one (1) 158,000 DWT Class Crude Oil Carrier having the BUILDER’S Hull No.2300 (hereinafter called the “VESSEL”), we hereby open our irrevocable letter of guarantee number                               in favour of the BUYER for account of the BUILDER as follows.

If, in connection with the terms of the CONTRACT, the BUYER shall become entitled to a refund of the advance payments made to the BUILDER prior to the delivery of the VESSEL, we hereby irrevocably guarantee the repayment of the same to the BUYER within thirty (30) days after demand not exceeding US$                                          (Say U.S. Dollars                                           only) together with interest thereon at the rate of six percent (6%) per annum, from the date following the date of receipt by the BUILDER to the date of remittance by telegraphic transfer of such refund.

The amount of this guarantee will be automatically increased upon the BUILDER’S receipt of the respective instalment, not more than two (2) times, each time by the amount of instalment plus interest thereon as provided in the CONTRACT, but in any eventuality the amount of this guarantee shall not exceed the total sum of US$                                        (Say U.S. Dollars                                       only) plus interest thereon at the rate of six percent (6%) per annum from the date following the date of the BUILDER’S receipt of each instalment to the date of remittance by telegraphic transfer of the refund. However, in the event of cancellation of the CONTRACT being based on delays due to force majeure or other causes beyond the control of the BUILDER, the interest rate of refund shall be reduced to four percent (4%) per annum as provided in Article X of the CONTRACT.

The payment by the undersigned under this letter of guarantee (subject to the second and third paragraph hereof) shall be made upon simple receipt by us of a written demand from you including a signed statement certifying that the BUYER’S demand for refund has been made in conformity with Article X of the CONTRACT and the BUILDER has failed to make the refund.

It is hereby understood that payment of any interest provided herein is by way of liquidated damages due to cancellation of the CONTRACT and not by way of compensation for use of money.

Notwithstanding the provisions hereinabove, in the event that within thirty (30) days from the date of your claim to the BUILDER referred to above, we receive notification from you or the BUILDER accompanied by written confirmation to the effect that your claim to cancel the CONTRACT or your claim for refundment thereunder has been disputed and referred to arbitration in accordance with the provisions of the CONTRACT, we shall under this guarantee, refund to you the sum adjudged to be due to you by the BUILDER pursuant to the award made under such arbitration or, as the case may be, final court judgment following such arbitration award immediately upon receipt from you of a demand for the sums so adjudged and a copy of the relevant arbitration award or, as the case may be, court judgment.

The letter of guarantee shall become null and void upon receipt by the BUYER of the sum guaranteed hereby or upon acceptance by the BUYER of the delivery of the VESSEL in accordance with the terms of the CONTRACT and, this letter of guarantee shall be returned to us.

This letter of guarantee is assignable and valid from the date of this letter of guarantee until such time as the VESSEL is delivered by the BUILDER and accepted by the BUYER in accordance with the provisions of the CONTRACT.

All demands, statements or notices in connection with this letter of guarantee shall be validly given if sent to us by telefax to our office at [country and town of office] as follows:

[                                                               ]

Fax:

This letter of guarantee shall remain in full force and effect, notwithstanding any amendments made to the CONTRACT by the parties thereto. The bankruptcy or insolvency of the BUILDER or the BUILDER’S breach or default under the CONTRACT shall not effect our obligations under this Letter of Guarantee. Our obligation under this Letter of Guarantee shall not be discharged or impaired by any novation of, amendment of, or supplement to, the CONTRACT after the date of issuance of this Letter of Guarantee by us, provided however that the sum guaranteed hereinabove shall not be increased and the period of the validity of this guarantee stipulated hereinabove shall not be extended without the prior written consent of us.

This letter of guarantee shall be governed by and construed in accordance with the laws of England and any dispute between you and us hereunder or in relation hereto shall be submitted to arbitration in London before a tribunal of three arbitrators, such arbitration shall be conducted in accordance with the Arbitration Act 1996 and the rules of the London Maritime Arbitration Association (LMAA) in London, England.

Very truly yours
for and on behalf of

By
Name:
Title:

EXHIBIT “C”

Hyundai Heavy Industries Co., Ltd.

1, Jeonha-Dong, Dong-Gu,

Ulsan. Korea	Date:	2008
Korea

PERFORMANCE GUARANTEE

Gentlemen,

In consideration of your executing a shipbuilding contract (hereinafter called the “CONTRACT”) dated                        2008 with SUEZ TOPAZ LIMITED (hereinafter called the “BUYER”) providing for the construction of one (1) 158,000 DWT Class Crude Oil Carrier having the BUILDER’S Hull No.2300 (hereinafter called the “VESSEL”) and providing, among other things, for payment of the contract price amounting to                                    (U.S.$                     ) for the VESSEL, prior to, upon and after the delivery of the VESSEL, the undersigned, as a primary obligor and not as a surety merely, hereby unconditionally and irrevocably guarantees to you, your successors and assigns, the due and faithful performance by the BUYER of all its liabilities and responsibilities under the CONTRACT and any supplements, amendments, changes or modifications hereinafter made thereto including but not limited to, due and prompt payment of the above said contract price (whether on account of principal, interest or otherwise) by the BUYER to you, your successors and assigns under the CONTRACT, notwithstanding any obligation of the BUYER being or becoming unenforceable by defect in or want of its powers, (hereby expressly waiving notice of any such supplement, amendment, change or modification as may be agreed to by the BUYER) and confirms that this guarantee shall be fully applicable to the CONTRACT whether so supplemented, amended, changed or modified and if it shall be assigned by the BUYER in accordance with the terms of the CONTRACT.  This guarantee will expire on delivery of the VESSEL to the BUYER.

The undersigned hereby certifies, represents and warrants that all acts, conditions and things required to be done and performed and to have occurred precedent to the creation and issuance of this guarantee, and to constitute the guarantee the valid and legally binding obligation of the undersigned enforceable in accordance with its terms have been done and performed and have occurred in due and strict compliance with applicable laws.

The payment by the undersigned under this guarantee shall be made forthwith upon receipt by us of written demand from you including a statement that the BUYER is in default of payment of the amounts (including, but not limited to, the instalment(s) payable prior to or upon delivery of the VESSEL) that were due under the CONTRACT, without requesting you to take any or further procedure or step against the BUYER.

This Performance Guarantee shall become effective upon execution by us and shall become null and void upon rescission by the BUYER of the CONTRACT or delivery and acceptance of the VESSEL.

The existence of this Performance Guarantee and its terms and conditions shall be treated by you as confidential and shall not be disclosed by you to any person, authority or entity (other than your bank) and any relevant court or arbitration tribunal.

This guarantee shall be governed by and interpreted in accordance with the laws of England and the undersigned hereby submits to the non-exclusive jurisdiction of the courts of England.

Very truly yours
For and behalf of [•]

By
Name:
Title:

ADDENDUM NO. 1

ADDENDUM NO.1 dated 17 November 2008 to a shipbuilding contract dated 2 June 2008 (the “Contract”) made between Suez Topaz Limited (the “Buyer”) and Hyundai Heavy Industries Co. Ltd (the “Builder”) for the construction of one (1) 158,000 DWT class crude oil carrier bearing Hull No. 2300.

WHEREAS:

(a)    the Buyer assigned to Fortis Bank of 166 Syngrou Avenue, 176 71 Athens, Greece absolutely all interests and rights under the Contract by a predelivery security assignment dated 23 June 2008 (the “Predelivery Security Assignment”);

(b)    the Buyer and the Builder, pursuant to a facsimile message dated 26 June 2008 and addressed by the Builder to (inter alios) the Buyer, agreed to amend the words “26 November 2008” in Paragraph 2 of Article X of the Contract to read “17 November 2008”; and

(c)    the Buyer and the Builder have now agreed to further amend the due date and method of payment of the Second Instalment (as such term is defined in Paragraph 2(b).

NOW, in consideration of the promises contained herein, it is hereby agreed by the parties to this Addendum as follows:

1          The Contract shall, with effect on and from the date the Buyer obtains all consents required to be obtained by it in connection with this Addendum pursuant to the Predelivery Security Assignment, be (and it is hereby) amended as follows (and the Contract (as so amended) will continue to be binding upon each of the parties hereto upon such terms as so amended):

(a)     by deleting the words “Ninety Two Million and Two Hundred Thousand (US$92,200,000)” in the second line of Article II of the Contract and by inserting in its place the words “Ninety Two Million Seven Hundred and Sixty Nine Thousand Two Hundred and Seven (US$92,769,207)”;

(b)    by deleting the word “fourth” in the second line of Clause 2 of Article VII and by inserting in its place the word “fifth”;

(c)     by deleting Paragraphs 2, 3 and 4 of Article X of the Contract in their entirety and by inserting in their place the following new Paragraphs 2, 3 and 4:

“ARTICLE X:     PAYMENT

2        TERMS OF PAYMENT

The payments of the CONTRACT PRICE shall be made as follows:

(a)      First Instalment

U.S. Dollars Eighteen Million Four Hundred and Forty Thousand (US$18,440,000) shall be paid within three (3) business days after the later of (i) execution of this CONTRACT by both parties hereto and (ii) receipt by the BUYER of the original of the Refund

Guarantee specified in Paragraph 8 of this Article and (iii) 17 June 2008.

(b)      Second Instalment

U.S. Dollars Four Million Six Hundred and Thirty Six Thousand Eight Hundred and Ninety Two (US$4,636,892) shall be paid on the later of (i) three (3) business days after receipt by the BUYER of the original of the Supplemental Letter to the Refund Guarantee specified in Paragraph 8 of this Article and attached to addendum No. 1 dated 17 November 2008 to this CONTRACT in the form of Exhibit “A” (the “Supplemental Letter”) and (ii) 17 December 2008.

(c)      Third Instalment

U.S. Dollars Five Million One Hundred and Fifty Two Thousand Three Hundred and Fifteen (US$5,152,315) shall be paid on 15 July 2010.

(d)      Fourth Instalment

U.S. Dollars Eighteen Million Four Hundred and Forty Thousand (US$18,440,000) shall be paid within three (3) business days of receipt by the BUYER of a faxed copy of Stage Certificate in the form of EXHIBIT “A” attached hereto confirming that the first block of the keel has been laid in accordance with the SPECIFICATIONS.

(e)      Fifth Instalment

U.S Dollars Forty Six Million One Hundred Thousand (US$46,100,000) plus or minus any increase or decrease due to modifications and/or adjustment, if any, arising prior to delivery of the VESSEL of the CONTRACT PRICE under Articles II, III and V of this CONTRACT shall be paid to the BUILDER concurrently with the delivery and acceptance of the VESSEL. (The date stipulated for payment of each of the five instalments mentioned above is hereinafter in this Article and in Article XI referred to as the “DUE DATE” of that instalment).

Provided however that none of the above instalments shall be payable if the Refund Guarantee referred to in Article X.8 hereof (as amended and supplemented by the Supplemental Letter) ceases to be in force and no substitute Refund Guarantee has been provided in accordance with the provisions of this Contract. It is understood and agreed upon by the BUILDER and the BUYER that all payments under the provisions of this Article shall not be delayed or withheld by the BUYER due to any dispute or disagreement of whatsoever nature arising between the BUILDER and the BUYER. Should there be any dispute in this connection, the matter shall be dealt with in accordance with the provisions of arbitration in Article XIII hereof. Expenses for remitting payments whether charged by the BUYER’S bank or the BUILDER’S bank shall be for the account of the BUYER.

3        DEMAND FOR PAYMENT

At least fourteen (14) days prior to the DUE DATE of each instalment, with the exception of the payment of the first, second and third instalments, the BUILDER shall notify the BUYER by facsimile of the date such instalment shall become due.

The BUYER shall immediately acknowledge receipt of such notification by facsimile to the BUILDER and make payment as set forth in this Article.  If the BUILDER fails to receive the BUYER’s said acknowledgement within three (3) days after sending the aforementioned notification, the BUILDER shall promptly facsimile to the BUYER a second notification of similar import. The BUYER shall immediately acknowledge by facsimile receipt of the foregoing second notification regardless of whether or not the first notification was acknowledged as aforesaid.

4        METHOD OF PAYMENT

(a)      All the pre-delivery payments and the payment due on delivery in settlement of the CONTRACT PRICE as provided for in Paragraph 2 of this Article shall be made in U.S. Dollars on or before the DUE DATE thereof by telegraphic transfer as follows:

(i)        The payment of the first, second, third and fourth instalments shall be made to the account (Account No.:04-029-695) of the The Export-Import Bank of Korea, (hereinafter called the “KOEXIM”) with Deutsche Bank Trust Company Americas, New York, USA (hereinafter called the “DBTC”) or the account of the BUILDER with or any other bank in favour of the BUILDER, as designated and notified by the BUILDER at least five (5) business days prior to the DUE DATE.

(ii)       The BUYER shall cause a bank in Seoul, Korea (the “BUYER’s Bank”) acceptable to the BUILDER to make the payment of the fifth instalment (as provided for in Paragraph 2(e) of this Article) to The Export-Import Bank of Korea in favour of the BUILDER or to the account of the BUILDER with a bank designated and notified by the BUILDER upon the BUILDER’s presentation to the BUYER’s Bank of a duplicate copy of the PROTOCOL OF DELIVERY AND ACCEPTANCE of the VESSEL signed by the BUILDER and the BUYER.

(iii)      At least two (2) business days prior to the scheduled delivery date of the VESSEL, the BUYER’s Bank shall irrevocably confirm by a cable or any other equivalent means, to The Export-Import Bank of Korea or such other bank that the payment of the fifth instalment will be made unconditionally and immediately upon the BUILDER’S presentation to the BUYER’s bank of the said PROTOCOL OF DELIVERY AND ACCEPTANCE duly executed by both parties hereto.

(b)      Simultaneously with each of such payments (save for payment of the fifth instalment), the BUYER shall advise the BUILDER of the details of the payments by cable or facsimile and, at the same time, the BUYER shall cause the BUYER’s remitting bank to advise the Export-Import Bank of Korea or other bank of the details of such payments by authenticated bank cable or telex.”;

(d)    by adding the following new Paragraph 10 at the end of Article X of the Contract:

“PREPAYMENT

The Buyer shall have the right to prepay any of the instalments due under this Contract without any premium or penalty, save that, in the event that the Buyer pays the second instalment or the third instalment earlier than their respective DUE DATE, the fifth instalment shall be reduced by United States Dollars Eight Hundred and Ninety Six (US$896) for each day either instalment is paid earlier than its respective DUE DATE.”

(e)     by deleting the words “second or third” in the first line of sub-paragraph (a), Paragraph 1 of Article XI of the Contract and by inserting in their place the words “second, third or fourth”; and

(f)     by deleting the word “fourth” in the first and second line of paragraph (b), Paragraph 1 of Article XI of the Contract and by inserting in its place in both cases the word “fifth”.

2          Save as provided in clause 1 of this Addendum, the terms of the Contract will not be otherwise amended and shall remain in full force and effect.

3          This Addendum shall be kept strictly private and confidential by both parties hereto and shall not be disclosed to any third party. However, the parties may disclose this Addendum to a third party to the extent necessary to perform the Contract (such as the Buyer’s banks providing financing to the Buyer for the payment of the Contract Price) or if required by any law or regulation or court order, and in such case the parties shall instruct such third party to observe the full confidentiality of this Addendum.

4          Each party hereby confirms that all internal procedures relevant to such party have been taken and all consents relevant to such party have been duly obtained regarding the amendments to the Contract pursuant to this Addendum save for any consents required to be obtained by the Buyer in connection with the Addendum pursuant to the Predelivery Security Assignment which consents will be obtained and provided by the Buyer to the Builder within two (2) days from the date of this Addendum.

5          This Addendum shall be governed by English law.

IN WITNESS whereof the parties to this Addendum have caused this Addendum to be duly executed on the date first above written.

EXHIBIT “A”

Form of Supplemental Letter to Refund Guarantee

[TO BE TYPED AND PRINTED ON THE LETTERHEAD OF THE EXPORT-IMPORT BANK OF

KOREA]

[•] 2008

To:                  Suez Topaz Limited

Trust Company Complex

Ajeltake Road

Ajeltake Island

Majuro, Marshall Islands MH96960

Gentlemen

Letter of Guarantee No. M0902-806-LG-00040 dated 5 June 2008 (the “Letter of Guarantee”)

We refer to:

1          a shipbuilding contract dated 2 June 2008 (the “Original Contract”) made between Suez Topaz Limited (the “Buyer”) and Hyundai Heavy Industries Co., Ltd (the “Builder”) for the construction of one (1) 158,000 DWT class crude oil carrier bearing Hull No. 2300, as amended by an addendum No. 1 dated [•] November 2008 (the “Addendum” and together with the Original Contract referred to as the “Contract”) made between the Builder and the Buyer in respect of the Original Contract; and

2          the Letter of Guarantee (a copy of which is attached to this letter and marked as Exhibit “A”) issued by us in your favour and pursuant to which we have guaranteed to you the refund of any advance payments made by you to the Builder under the Contract.

We hereby confirm that we have reviewed the terms of the Addendum and consent to the amendments to the Original Contract contained in the Addendum and agree that the Letter of Guarantee and our obligations thereunder shall remain and continue in full force and effect notwithstanding the said amendments to the Original Contract contained in the Addendum Provided however that the Letter of Guarantee is hereby amended by deleting the third paragraph of the Letter of Guarantee in its entirety and by inserting in its place the following new paragraph:

“The amount of this guarantee will be automatically increased upon the BUILDER’S receipt of the respective instalment, not more than three (3) times, each time by the amount of the relevant instalment plus interest thereon as provided in the CONTRACT, but in any eventuality the amount of this guarantee shall not exceed the total sum of US$46,669,207 (Say U.S. Dollars Forty Six Million Six Hundred and Sixty Nine Thousand Two Hundred and Seven only) plus interest thereon at the rate of six percent (6%) per annum from the date following the date of the BUILDER’S receipt of each instalment to the date of remittance by telegraphic transfer of the refund. However, in the event of cancellation of the CONTRACT being based on delays due to force majeure or other causes beyond the control of the BUILDER, the interest rate of refund shall be reduced to four percent (4%) per annum as provided in Article X of the CONTRACT.”.

This supplemental letter is governed by and shall be construed in accordance with English law.

Yours faithfully,

For and on behalf of
THE EXPORT-IMPORT BANK OF KOREA

By:

SIGNED for an on behalf of	)
)
SUEZ TOPAZ LIMITED	)
)
by: [ILLEGIBLE]	) [ILLEGIBLE]

SIGNED for and on behalf of	)
HYUNDAI HEAVY INDUSTRIES CO., LTD	)
by: E. C. Han	) /s/ E. C. Han

ADDENDUM NO. 2

ADDENDUM NO. 2 dated 17 December 2008 to a shipbuilding contract dated 2 June 2008 (the “Original Contract”) as amended by addendum No.1 dated 17 November 2008 (“Addendum No. 1” and together with the Original Contract, the “Contract”), both made between Suez Topaz Limited (the “Buyer”) and Hyundai Heavy Industries Co., Ltd. (the “Builder”) for the construction of one (1) 158,000 DWT class crude oil carrier bearing Hull No. 2300.

WHEREAS:

(a)    Pursuant to a predelivery security assignment dated 23 June 2008 (the “Predelivery Security Assignment”) executed by the Buyer in favour of Fortis Bank of 166 Syngrou Avenue, 176 71 Athens, Greece (“Fortis Bank”) the Buyer has assigned to Fortis Bank absolutely all interests and rights under the Contract;

(b)    pursuant to Addendum No.1 (i) the Buyer and the Builder amended (inter alios) the terms of payment of the second instalment of the Contract Price (as such term is defined in Article II of the Contract) payable to the Builder pursuant to Paragraph 2(b) of Article X of the Original Contract and (ii) The Export-Import Bank of Korea issued a first supplemental letter to Refund Guarantee dated 1 December 2008 (the “First Supplemental Letter”), an original of which was received by the Buyer on 17 December 2008; and

(c)    the Buyer and the Builder have now agreed to further amend the terms of payment of the second instalment of the Contract Price (as such term is defined in Article II of the Contract) payable to the Builder pursuant to Paragraph 2(b) of Article X of the Contract.

NOW, in consideration of the promises contained herein, it is hereby agreed by the parties to this Addendum as follows:

1          The Contract shall, with effect on and from the date the Buyer obtains all consents required to be obtained by it in connection with this Addendum pursuant to the Predelivery Security Assignment, be (and it is hereby) amended as follows (and the Contract (as so amended) will continue to be binding upon each of the parties hereto upon such terms as so amended):

(a)           by deleting the words “Ninety Two Million Seven Hundred and Sixty Nine Thousand Two Hundred and Seven (US$92,769,207)” in the second line of Article II of the Contract and by inserting in their place the words “Ninety Two Million Eight Hundred and Eighty Nine Thousand Three Hundred and Twenty Three (US$92,889,323)”; and

(b)           by deleting Paragraph 2 of Article X of the Contract in its entirety and by inserting in its place the following new Paragraph 2:

“ARTICLE X:     PAYMENT

2     TERMS OF PAYMENT

The payments of the CONTRACT PRICE shall be made as follows:

(a)          First Instalment

U.S. Dollars Eighteen Million Four Hundred and Forty Thousand (US$18,440,000) shall be paid within three (3) business days after the later of (i) execution of this CONTRACT by both parties hereto and  (ii) receipt by the BUYER of the original of the Refund

Guarantee specified in Paragraph 8 of this Article and (iii) 17 June 2008.

(b)         Second Instalment

U.S. Dollars Four Million Seven Hundred and Fifty Seven Thousand and Eight (US$4,757,008) shall be paid on the later of (i) three (3) business days after receipt by the BUYER of the original of (A) the first supplemental letter to the Refund Guarantee dated 1 December 2008 (the “First Supplemental Letter”) and (B) the second supplemental letter to the Refund Guarantee specified in Paragraph 8 of this Article and attached to addendum No.2 dated 17 December 2008 to this CONTRACT in the form of Exhibit “A” (the “Second Supplemental Letter”) and (ii) 30 April 2009.

(c)          Third Instalment

U.S. Dollars Five Million One Hundred and Fifty Two Thousand Three Hundred and Fifteen (US$5,152,315) shall be paid on 15 July 2010.

(d)         Fourth Instalment

U.S. Dollars Eighteen Million Four Hundred and Forty Thousand (US$18,440,000) shall be paid within three (3) business days of receipt by the BUYER of a faxed copy of Stage Certificate in the form of EXHIBIT “A” attached hereto confirming that the first block of the keel has been laid in accordance with the SPECIFICATIONS.

(e)          Fifth Instalment

U.S Dollars Forty Six Million One Hundred Thousand (US$46,100,000) plus or minus any increase or decrease due to modifications and/or adjustment, if any, arising prior to delivery of the VESSEL of the CONTRACT PRICE under Articles II, III and V of this CONTRACT shall be paid to the BUILDER concurrently with the delivery and acceptance of the VESSEL. (The date stipulated for payment of each of the five instalments mentioned above is hereinafter in this Article and in Article XI referred to as the “DUE DATE” of that instalment).

Provided however that none of the above instalments shall be payable if the Refund Guarantee referred to in Article X.8 hereof (as amended and supplemented by the First Supplemental Letter and the Second Supplemental Letter) ceases to be in force and no substitute Refund Guarantee has been provided in accordance with the provisions of this Contract. It is understood and agreed upon by the BUILDER and the BUYER that all payments under the provisions of this Article shall not be delayed or withheld by the BUYER due to any dispute or disagreement of whatsoever nature arising between the BUILDER and the BUYER. Should there be any dispute in this connection, the matter shall be dealt with in accordance with the provisions of arbitration in Article XIII hereof. Expenses for remitting payments whether charged by the BUYER’S bank or the BUILDER’S bank shall be for the account of the BUYER.”.

2          Save as provided in clause 1 of this Addendum, the terms of the Contract will not be otherwise amended and shall remain in full force and effect.

3          This Addendum shall be kept strictly private and confidential by both parties hereto and shall not be disclosed to any third party. However, the parties may disclose this Addendum to a third party to the extent necessary to perform the Contract (such as the Buyer’s banks providing financing to the Buyer for the payment of the Contract Price) or if required by any law or regulation or court order, and in such case the parties shall instruct such third party to observe the full confidentiality of this Addendum.

4          Each party hereby confirms that all internal procedures relevant to such party have been taken and all consents relevant to such party have been duly obtained regarding the amendments to the Contract pursuant to this Addendum save for any consents required to be obtained by the Buyer in connection with this Addendum pursuant to the Predelivery Security Assignment which consents will be obtained and provided by the Buyer to the Builder within five (5) days from the date of this Addendum.

5          This Addendum and any-non-contractual obligations connected with this Addendum and the Contract shall be governed by English law.

IN WITNESS whereof the parties to this Addendum have caused this Addendum to be duly executed on the date first above written.

EXHIBIT “A”

Form of Second Supplemental Letter to Refund Guarantee

[TO BE TYPED AND PRINTED ON THE LETTERHEAD OF THE EXPORT-IMPORT BANK OF

KOREA]

[•] 200   [•]

To:       Suez Topaz Limited

Trust Company Complex

Ajeltake Road

Ajeltake Island

Majuro, Marshall Islands MH96960

Gentlemen

Letter of Guarantee No. M0902-806-LG-00040 dated 5 June 2008 (the “Original Letter of Guarantee”) as amended and supplemented by a supplemental letter dated 1 December 2008 (the “First Supplemental Letter of Guarantee” and together with the Original Letter of Guarantee, the “Letter of Guarantee”)

We refer to:

1         a shipbuilding contract dated 2 June 2008 (the “Original Contract”) as amended and supplemented by addendum No.1 dated 17 November 2008 (“Addendum No. 1” and together with the Original Contract referred to as the “Principal Contract”) and as further amended by addendum No. 2 dated 17 December 2008 (“Addendum No. 2” and together with the Principal Contract referred to as the “Contract”), each made between Suez Topaz Limited (the “Buyer”) and Hyundai Heavy Industries Co., Ltd. (the “Builder”) for the construction of one (1) 158,000 DWT class crude oil carrier bearing Hull No. 2300; and

2          the Original Letter of Guarantee and the First Supplemental Letter of Guarantee (a copy of each of which is attached to this letter and marked as Exhibits “A” and “B” respectively) issued by us in your favour and pursuant to which we have guaranteed to you the refund of any advance payments made by you to the Builder under the Contract.

We hereby confirm that we have reviewed the terms of Addendum No. 2 and consent to the amendments to the Principal Contract contained in Addendum No. 2 and agree that the Letter of Guarantee and our obligations thereunder shall remain and continue in full force and effect notwithstanding the said amendments to the Principal Contract contained in Addendum No. 2 Provided however that the Letter of Guarantee is hereby further amended by deleting in the fourth line of the third paragraph of the Letter of Guarantee the words “US$46,669,207 (Say U.S. Dollars Forty Six Million Six Hundred and Sixty Nine Thousand Two Hundred and Seven only)” and by inserting in their place the words “US$46,789,323 (Say U.S. Dollars Forty Six Million Seven Hundred and Eighty Nine Thousand Three Hundred and Twenty Three only)”.

This supplemental letter and any non-contractual obligations connected with this supplemental letter and the Letter of Guarantee are governed by and shall be construed in accordance with English law.

Yours faithfully,

For and on behalf of

THE EXPORT-IMPORT BANK OF KOREA

By:

SIGNED for an on behalf of	)
SUEZ TOPAZ LIMITED	)
by: B. Spiliopoulos	)	/s/ B. Spiliopoulos

SIGNED for and on behalf of	)
HYUNDAI HEAVY INDUSTRIES CO., LTD	)
by: E. C. Han	)	/s/ E.C. Han